UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GulfMark Offshore, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of
Annual Meeting of
Stockholders and
Proxy Statement

Annual Meeting

June 5, 2015
Tribeca Conference Room
The Peninsula Hotel
700 Fifth Avenue at 55th Street
New York, New York 10019

GULFMARK OFFSHORE, INC.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the “Company”) will be held in the Tribeca Conference Room, The Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019, on Friday, June 5, 2015 at 8:00 A.M., Eastern Daylight Time, for the following purposes:

1.	To elect eight (8) directors;

2.	To approve, by a stockholder non-binding advisory vote, the compensation to our named executive officers, commonly referred to as a “Say-on-Pay” proposal;

3.	To vote on a proposal to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2015 and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Your Board of Directors has approved and recommends that you vote “FOR” proposals 1 through 3 which are described in more detail in the attached Proxy Statement.

The Board of Directors has fixed the close of business on April 10, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Stockholders may call our main offices at 713-963-9522 for directions to The Peninsula Hotel in order to attend the Annual Meeting and vote in person.

Your broker cannot vote your shares for the election of directors or the “Say-on-Pay” proposal without your instructions. If you do not provide voting instructions, your shares will not be voted or counted on these important matters.

TO ENSURE YOUR REPRESENTATION AT THE Annual MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNual MEETING. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD YOU REQUEST SUCH A RETURN.

By Order of the Board of Directors
April 24, 2015	/s/ Richard M. Safier
Richard M. Safier Sr. Vice President, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual

Stockholders’ Meeting of GulfMark Offshore, Inc. to be Held on June 5, 2015:

The Proxy Statement dated April 24, 2015, Form of Proxy, and the GulfMark Offshore, Inc. 2014 Annual

Report on Form 10-K for the year ended December 31, 2014 are available at http://www.proxydocs.com/GLF.

As permitted by the Securities and Exchange Commission (“SEC”) rules we are making this Proxy Statement and our 2014 Annual Report on Form 10-K available to our stockholders electronically via the internet. On or about April 27, 2015, we intend to mail to our stockholders a Notice of Internet Availability of Proxy materials (“Notice”). The Notice contains instructions on how to vote online, by telephone, or in the alternative how to request a paper copy of the proxy materials and a Proxy card. By providing the notice and access to our proxy materials via the internet, we are lowering the cost and reducing the environmental impact of our Annual Meeting.

2015 PROXY STATEMENT SUMMARY

This provides a summary of information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement, before voting.

Annual Meeting of Stockholders

•	Time and Date	8:00 A.M. Eastern Daylight Time, June 5, 2015
•	Place	Tribeca Conference Room, The Peninsula Hotel 700 Fifth Avenue at 55th Street New York, New York 10019
•	Record date	April 10, 2015
•	Voting	Stockholders as of the record date are entitled to vote. Each share of Class A common stock (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the proposals.
•	Broker Non-Votes	Without your instructions, your broker cannot vote your shares on proposals 1 and 2 below.
•	Required Vote	Each director is elected by a plurality of votes cast. Each other proposal requires the vote of the holders of a majority of the shares entitled to vote on the proposal.

Annual Meeting Agenda

1.	Election of eight (8) directors
2.	Advisory vote to approve named executive compensation
3.	Vote to ratify KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2015
4.	Transaction of other business that may properly come before the Annual Meeting

	Agenda Item	Our Board's Recommendation	For more detail, see page
1.	Election of eight (8) directors	FOR EACH DIRECTOR NOMINEE	5
2.	Advisory vote to approve named executive officer compensation	FOR	40
3.	Ratification of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2015	FOR	41

PROPOSAL 1 - Election of Eight (8) Directors

The following provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast.

				Committee Memberships
Name	Age	Director Since	Independent	AC	CC	GNC
Peter I. Bijur	72	2003	X	X		C
David J. Butters	74	1989	X, CBD		C
Brian R. Ford	66	2009	X	C, FE		X
Sheldon S. Gordon	79	2001	X	X	X
Quintin V. Kneen	49	2013
Steven W. Kohlhagen	67	2013	X	X	X
Rex C. Ross	71	2007	X	X		X
Charles K. Valutas	64	2013	X		X	X

AC C CBD CC FE GNC	Audit Committee Member and Chair of a Committee Chairman of the Board of Directors Compensation Committee Financial expert Governance and Nominating Committee

Attendance     Each director nominee was also a director in 2014 and attended 75% or more of the meetings of the Board of Directors (the “Board”) and attended 75% or more of the meetings of the committees on which such director served.

Directors are elected by a plurality of votes cast. However, in accordance with our corporate governance guidelines, any director nominee who receives a greater number of “WITHHELD” votes than votes “FOR” in such election is required to tender his resignation following certification of the stockholders vote. The Governance and Nominating Committee will recommend to the Board whether such resignation should be accepted, and the Board will promptly disclose in a Current Report on Form 8-K its decision whether to accept or reject his resignation. The nominee director who has tendered his resignation cannot participate in any Board action regarding whether to accept the resignation offer.

The Board recommends that you vote “FOR” each nominee as a director.

PROPOSAL 2 - Advisory Vote to Approve Named Executive Officer Compensation

We are asking our stockholders to approve, on an advisory basis, our named executive officer compensation. As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial, strategic and operational goals and the achievement of increased total stockholder return, while at the same time not encouraging unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation of our named executive officers rather the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on us, our Board or the Compensation Committee. At our 2014 Annual Meeting of Stockholders, over 95% of the shares that were voted approved the compensation of our named executive officers as disclosed in our 2014 Proxy Statement.

•	Compensation Philosophy

Our philosophy is to set the fixed compensation of our senior executives competitively for their demonstrated skills and industry experience. Variable compensation, both annual and long-term, should reflect performance against a combination of quantitative and subjective measures. We target between 25% and the median of our peer group, which is larger on average than we are in terms of revenue and market capitalization, for all elements of pay. Our compensation programs are designed so that superior performance is rewarded with payouts that are near the median of the market.

•	Compensation Components

Type		Form		Terms		Role in Total Compensation
Cash	–	Base Salary	–	Set annually based on market conditions, peer data and other factors, including the executive officer’s skills and experience	–	A core element of competitive total compensation, important in attracting and retaining qualified executive officers
	–	Annual Non-Equity Incentives	–	Linked to Company-wide performance but discretionary factors are also considered	–	Aligns executive officers with annual strategic, operational and financial results and recognizes individual and performance-based contributions to annual results
Equity	–	Long-Term Equity Incentive Awards	–	Restricted stock with restrictions lapsing in thirds on each anniversary of the date of grant over three years	–	Aligns executive officers with sustained long-term value creation and stockholder interests
			–	Options to acquire our stock which become exercisable ratably over three years and have seven year term	–	Creates opportunity for a meaningful and sustained ownership stake
Other	–	Severance and Change of Control Arrangements	–	Payments are triggered only if the executive officer is involuntarily terminated or terminates employment following an adverse change in employment	–	Helps mitigate possible disincentives to pursue value-added transactions if employment prospects are uncertain
					–	Provides assistance with transition if post-transaction employment is not offered
	–	Deferred Compensation Plan	–	Allows deferral of salary and bonus with a portion required to be invested in our stock, with distribution occurring after retirement or resignation	–	Contributes towards financial security for various life events (e.g., retirement, disability or death) by providing a mechanism for additional savings
	–	Benefits and Perquisites	–	Generally on the same terms as other employees, including our employee stock purchase plan	–	Benefits provided are generally intended to be competitive with those provided by our peer group companies
			–	Certain executive officers receive personal use of company vehicles and reimbursement of club dues	–	It is the Compensation Committee’s policy that perquisites be limited and consistent with our overall compensation program

●	2014 Summary Compensation

Set forth below is the 2014 compensation for each named executive officer.

		Stock and Option Awards			Change in Pension Value and Nonqualified
Name and Principal Position	Salary	Restricted Stock	Stock Options	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Quintin V. Kneen	$600,000	$647,468	$215,823	$360,000	$-	$162,560	$1,985,851
President and Chief Executive Officer
James M. Mitchell	338,000	283,334	94,445	202,800	-	84,085	1,002,664
Executive Vice President and Chief Financial Officer
David B. Rosenwasser	400,000	525,000	175,000	240,000	409	111,866	1,452,275
Sr. Executive Vice President and Chief Operating Officer
Richard M. Safier	270,320	287,300	-	121,644	-	85,891	765,155
Sr. Vice President – General Counsel and Secretary
Samuel R. Rubio	235,020	249,776	-	123,386	-	72,477	680,659
Sr. Vice President – Controller and Chief Accounting Officer

See “2014 Summary Compensation Table” on page 28 for more detailed information regarding 2014 total compensation.

The Board recommends that you vote “FOR” vote on the non-binding proposal to approve our named executive officer compensation because it believes that our compensation policies and practices are effective in aligning the executives’ long-term interests with those of our stockholders.

PROPOSAL 3 - Ratification of KPMG LLP as Our Independent Public Accountants

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountants for 2015.

The Board recommends that you vote “FOR” ratifying the selection of KPMG LLP as our independent public accountants for 2015.

2016 Annual Stockholder Meeting

•	Deadline for stockholder proposals March 5, 2016

GULFMARK OFFSHORE, INC.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2015

About Us

GulfMark Offshore, Inc., a Delaware corporation, was incorporated in 1996. Unless the context requires otherwise, references to “GulfMark,” the “Company,” “we,” “us” and “our” refer to GulfMark Offshore, Inc. its direct or indirect subsidiaries, and all other predecessors to GulfMark.

General Information

The accompanying Proxy Statement is solicited by us at the direction of the Board of Directors (the “Board”) of the Company for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 5, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournments thereof. Information on how to obtain directions to attend the Annual Meeting and vote in person is set forth in the accompanying Notice of Annual Meeting.

Availability of Proxy Materials

This Proxy Statement will be first sent or given to stockholders on or about April 27, 2015.

The Proxy Statement dated April 24, 2015, Form of Proxy, and the GulfMark Offshore, Inc. 2014 Annual Report on Form 10-K for the year ended December 31, 2014 are available at http://www.proxydocs.com/GLF

Board Recommendations

The Board recommends that the stockholders vote “FOR” the election of the Board’s nominees for director, “FOR” the non-binding proposal to approve our named executive officer compensation (“Say-on-Pay”) and “FOR” ratification of the selection by the Board of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2015.

Voting by Proxy

When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named in the proxy as directed in the proxy unless contrary instructions are given. Where no instruction is indicated on the proxy with respect to Proposal 1, the proxy will not be voted which has the effect of a vote against the director nominees. Where no instruction is indicated on the proxy with respect to Proposal 2, the proxy will not be voted, which has no effect on the outcome of the non-binding “Say-on-Pay” proposal. Where no instruction is indicated on the proxy with respect to Proposal 3 with regard to the ratification of the selection of KPMG LLP as our independent public accountants for 2015, the proxy will be voted FOR the ratification. If you are a stockholder of record and you do not cast your vote either in person or by proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Shares Held in Street Name

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card. If your shares are registered in “street” name and you do not provide your broker or holder with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in respect to the election of directors and on the “Say-on-Pay” proposal, no votes will be cast on your behalf for such proposal. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent public accountants. Such shares will be voted “FOR” the ratification.

Revocability of Proxies

You have the right to revoke your proxy at any time prior to its use by submitting to our Secretary a written revocation or a duly executed proxy card bearing a later date. If you are present at the Annual Meeting and request the return of your previously executed proxy, your proxy will be returned.

Notice and Access

As permitted by the Securities and Exchange Commission (“SEC”) rules we are making this Proxy Statement and our 2014 Annual Report on Form 10-K available to our stockholders electronically via the internet. On or about April 27, 2015 we intend to mail to our stockholders a Notice of Internet Availability of Proxy materials (“Notice”). The Notice contains instructions on how to vote online, by telephone, or in the alternative how to request a paper copy of the proxy materials and a Proxy card. By providing the Notice and access to our proxy materials via the internet, we are lowering the cost and reducing the environmental impact of our Annual Meeting.

Solicitation of Proxies

Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. We will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by our directors, officers and regular employees, without additional compensation to such individuals. In addition, we have retained Alliance Advisors LLC to assist in the solicitation of proxies for which we paid $7,000.

Quorum

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes and, with respect to the election of directors, “withhold” votes, are counted for the purpose of determining the presence of a quorum.

Votes Required to Approve Matters Presented at the Annual Meeting

Election of Eight Directors (Proposal 1). The election to the Board of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Non-Binding Advisory “Say-on-Pay” Vote (Proposal 2). At a meeting at which a quorum is present, the vote of the holders of a majority of the shares entitled to vote on the proposal will constitute stockholder non-binding approval with respect to the compensation paid to our named executive officers. Abstentions will have the same effect as an “against” vote for this proposal, but broker non-votes will have no effect.

Ratification of Independent Public Accountant Appointment (Proposal 3). The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of KPMG LLP as our independent public accountants for fiscal year ending December 31, 2015 by the Audit Committee of our Board. Broker non-votes will be counted as a “for” vote for this proposal. Abstentions will have the same effect as an “against” vote for this proposal.

Other Business If any other matters come before the Annual Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting, unless otherwise provided in our Certificate of Formation, our Bylaws, or as otherwise required by law.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held June 5, 2015, is the close of business on April 10, 2015 (the “Record Date”). As of the Record Date, there were 25,636,319 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

The following table sets forth certain information for each person who on the date such person filed with the SEC was known by us to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
Black Rock, Inc.(2)	2,296,346	8.7%
40 East 52nd Street
New York, New York 10222
Dimensional Fund Advisors LP (3)	2,221,375	8.4%
Palisades West
6300 Bee Cave Road, Building One
Austin, TX 78746
Vanguard Group(4)	1,675,308	6.4%
100 Vanguard Blvd
Maluan, PA 19355
Lord, Abbett & Co. LLC(5)	1,433,961	5.4%
90 Hudson Street
Jersey City, NJ 07302

(1)	Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock as of the date indicated in the foot notes below.

(2)	The information shown above was obtained from the Schedule 13G/A, filed January 22, 2015, as filed with the SEC by Black Rock, Inc.

(3)	The information shown above was obtained from the Schedule 13G/A, filed February 5, 2015, as filed with the SEC by Dimensional Fund Advisors LP.

(4)	The information shown above was obtained from the Schedule 13G/A, dated February 11, 2015 as filed with the SEC by Vanguard Group.

(5)	The information shown above was obtained from the Schedule 13G/A, filed February 13, 2015, as filed with the SEC by Lord, Abbett & Co. LLC.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the Record Date, the number and percentage of Common Stock beneficially owned by each of our directors and director nominees, each executive officer named in the summary compensation table included under “Executive Officers”, and all directors and executive officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned		Units Equivalent to Common Stock Beneficially Owned(3)	Total Common Stock Beneficially Owned(4)	Percent of Class(5)	Non-Vested Units Equivalent to Common Stock Not Beneficially Owned(6)	Total Interest in Common Stock and Units Equivalent
Peter I. Bijur	2,170	-	45,644		15,458	63,272	-	-	63,272
David J. Butters	2,170	-	563,256	(7)	19,770	585,196	2.3%	-	585,196
Brian R. Ford	2,170	-	18,744		3,624	24,538	-	-	24,538
Sheldon S. Gordon	2,170	-	68,444		35,048	105,662	-	-	105,662
Steven W. Kohlhagen	2,170	-	8,148		454	10,772	-	518	11,290
Rex C. Ross	2,170	-	22,843	(8)	14,621	39,634	-		39,634
Charles K.Valutas	2,170	-	6,148		425	8,743	-	486	9,229
Quintin V. Kneen	81,564	-	17,851		34,900	134,315	-		134,315
James M. Mitchell	56,338	-	3,656		5,022	65,016	-	4,268	69,284
David B. Rosenwasser	56,862	-	49,031		33,937	139,830	-		139,830
Richard M. Safier	28,505	-	12,004		7,881	48,390	-	1,450	49,840
Samuel R. Rubio	24,783	-	20,513		18,379	63,675	-		63,675
David E. Darling	22,197	-	1,916		14,912	39,025	-		39,025
All directors and	285,439	-	838,198		204,431	1,328,068	5.2%	6,722	1,334,790
executive officers as a group (13 individuals)

(1)

Includes shares of our Common Stock held for our directors and executive officers pursuant to restricted stock awards issued under our various incentive plans. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)

Includes currently exercisable stock options and those stock options that will become exercisable within 60 days of the Record Date issued under our various incentive plans. The beneficial owner has no voting power or investment power over these shares prior to exercising the options.

(3)

Includes shares of our Common Stock held for our directors and executive officers under our current Executive Nonqualified Excess Plan where shares are vested or will vest within 60 days of the Record Date.

(4)	Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of our Common Stock.

(5)	Percentage based solely on Total Common Stock Beneficially Owned. Less than 1% unless otherwise indicated.

(6)	Includes shares of our Common Stock held for our directors and executive officers under our current Executive Nonqualified Excess Plan where such shares do not vest within 60 days of the Record Date.

(7)	Includes 80,400 shares beneficially owned by Mr. Butters’ wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

(8)	Includes 13,100 of our Common Stock owned by trusts of which Mr. Ross is trustee.

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS

The Board has nominated eight (8) directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting and until such director’s successor is elected and qualified. Each nominee listed below is currently a director and was elected as a director by our stockholders. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not affect the election outcome.

The Board believes that each of the eight nominees possesses the qualities and experience that it believes our directors should possess, as described in detail below in the section entitled “Our Board of Directors – Selection of Director Nominees.” The nominees for election to the Board, together with their biographical information and the Board’s reasons for selecting them as nominees, are set forth below. No family relationship exists between any of the nominated directors or the executive officers listed in the Executive Officer portion of this Proxy Statement.

Name of Nominee	Age	Year First Became Director
Peter I. Bijur	72	2003
David J. Butters	74	1989
Brian R. Ford	66	2009
Sheldon S. Gordon	79	2001
Quintin V. Kneen	49	2013
Steven W. Kohlhagen	67	2013
Rex C. Ross	71	2007
Charles K. Valutas	64	2013

Peter I. Bijur serves as a member of the Audit Committee and is Chairman of the Governance and Nominating Committee. Mr. Bijur recently served on the Board of Directors and the Audit Committee of Volvo AB, retiring on April 2, 2014, and is the former Chairman of the Board of Directors and Chief Executive Officer of Texaco Inc. where he served from 1996 until his retirement in 2001. Mr. Bijur formerly served as a member of the Board of Trustees of Middlebury College and Mount Sinai-New York University Health. The Board determined that Mr. Bijur should be nominated for election as a director due to his extensive executive experience, including his prior service as the chairman and chief executive officer of a major public corporation, his public company board leadership experience, and his corporate governance expertise.

David J. Butters is Chairman of the Board of Directors and is Chairman of the Compensation Committee. Since September 2008, Mr. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings Ltd., an international LPG shipping company. Mr. Butters is also currently a member of the Board of Directors of Weatherford International Ltd. Mr. Butters retired from Lehman Brothers, Inc., a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”) in September 2008 where he had been employed since 1969. The Board determined that Mr. Butters should be nominated for election as a director due to his extensive knowledge of the shipping and oil and gas service industries, his experience as a director of public companies, his banking experience and his financial and executive management expertise.

Brian R. Ford is Chairman of the Audit Committee and is the financial expert on the Audit Committee. He is also a member of the Governance and Nominating Committee. Mr. Ford was the Chief Executive Officer of Washington Philadelphia Partners, LP from 2008 through 2010. He retired as a Partner from Ernst & Young LLP in June 2008 where he had been employed since 1971. Mr. Ford also serves on the Boards of AmeriGas Propane, Inc., FSIC III, NRG Yield, Inc., and the Board of Trustees of Drexel University. Mr. Ford serves on the Audit and Corporate Governance Committees of AmeriGas Propane, Inc. Mr. Ford serves on the Audit, Compensation, Corporate Governance and Conflicts and Nominating Committees of NRG Yield, Inc. and is Chairman of the Audit Committee at FSIC III. The Board determined that Mr. Ford should be nominated for election as a director due to his financial, audit and accounting expertise gained as a partner in a top tier public accounting firm.

Sheldon S. Gordon serves as a member of the Compensation and Audit Committees.  He retired as non-executive Chairman of Union Bancaire Privée International Holdings, Inc. where he served from May 1996 to September 2011.  From May 1996 to March 2002, he was Chairman of the Rhone Group LLC with which he continues as a Senior Advisor.  Mr. Gordon was a director of Union Bancaire Privée from March 1997 to March 2011 and was a director of the Holland Balanced Fund from June 1996 to June 2008, and served as a member of the Board of Directors of AMETEK Inc. from 1989 to May 2011.  The Board determined that Mr. Gordon should be nominated for election as a director due to his financial and accounting expertise, his experience as a senior executive and director of large multinational corporations, and his strategic business management expertise.

Quintin V. Kneen is our President and Chief Executive Officer. He was named our Executive Vice President and Chief Financial Officer in June 2009 and served in those roles until he was appointed as our President and Chief Executive Officer beginning June 4, 2013. Mr. Kneen joined GulfMark in June 2008 as the Vice President – Finance and was named Senior Vice President– Finance and Administration in December 2008. Previously, he was Vice President-Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds a Master of Business Administration from Rice University and a Bachelor of Business Administration in Accounting from Texas A&M University, and is a Certified Public Accountant and a Chartered Financial Analyst. The Board determined that Mr. Kneen should be nominated for election as a director due to his extensive financial expertise and his position as our President and Chief Executive Officer.

Steven W. Kohlhagen was appointed to the Board of Directors in September 2013 and serves as a member of the Audit and Compensation Committees. He is a retired financial executive who brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He has held various positions in the private sector, including investment banking, asset management, and most recently as a consultant with AMETEK, Inc. He currently serves on the Board of Directors, as Chairman of the Risk Committee and as a member of the Compensation Committee, of Freddie Mac, and the Board of Directors and Audit Committee for AMETEK. He also serves on the Board of Directors, the Nominating and Governance Committee, and the Compensation Committee of Reval Inc., He is on the Advisory Board of Stanford Institute for Economic Policy Research at Stanford University, on the Board of Advisors at Roper St. Francis Cancer Center and on the Front Office Advisory Board at Bloomberg Sports. He was on the Board of Directors and Audit Committee of Abtech Holdings, Inc. through March 2014. Our Board determined that Mr. Kohlhagen should be nominated for election as a director due to his extensive senior executive leadership skills and deep understanding of economics, modeling, international financial markets and complex financial instruments.

Rex C. Ross serves as a member of the Audit and Governance and Nominating Committees. From 2004 to 2009, Mr. Ross served as Chairman and director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career there, including President of Schlumberger Oilfield Services North America; President, Schlumberger GeoQuest; and President of SchlumbergerSema North & South America. Mr. Ross was elected as a member of the Board of Directors of Enterprise Products Partners L.P. (a publicly traded oil and gas mid-stream services and marketing company) in October 2006 and is a member of its Audit and Conflicts Committees. The Board determined that Mr. Ross should be nominated for election as a director due to his executive management expertise and his knowledge of the oil and gas service industry.

Charles K. Valutas was appointed to the Board of Directors in September 2013 and has over 30 years’ experience with an integrated oil company. He serves as a member of the Compensation and Governance and Nominating Committees. From 1979-2008, Mr. Valutas held various positions with Sunoco Inc., a large publicly held oil company, holding the positions of Sales and Products Manager, Vice President and General Manager of Sunoco Chemicals, and most recently retiring as Senior Vice President and Chief Administrative officer. Mr. Valutas serves as a board member for the Chemical Heritage Foundation and as a board member and member of the Finance and Investment Committees of Drexel University and the Philadelphia Orchestra. Prior to his experience with Sunoco Inc., Mr. Valutas worked as a Certified Public Accountant for Arthur Andersen & Co. The Board determined that Mr. Valutas should be nominated for election as a director due to his industry and financial and accounting expertise.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

In accordance with our corporate governance guidelines, any director nominee who receives a greater number of “WITHHELD” votes than votes “FOR” such election must tender his resignation following certification of the stockholder vote. The Governance and Nominating Committee will recommend to the Board whether such resignation should be accepted, and the Board will promptly disclose in a Current Report on Form 8-K its decision whether to accept or reject the resignation. The nominee director who has tendered his resignation cannot participate in any Board action regarding whether to accept his resignation offer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE AS A DIRECTOR.

 OUR BOARD OF DIRECTORS

Role of the Board

Our directors are elected by our stockholders to oversee the actions and results of our management. Their responsibilities include:

•	providing general oversight of our business, including the audit function;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing the management of any significant business risks;

•	selecting, compensating, and evaluating directors;

•	evaluating board processes and performance;

•	selecting, compensating, evaluating and, when necessary, replacing the President and Chief Executive Officer, and compensating other senior executives;

•	ensuring that a succession plan is in place for all senior executives; and

•	establishing and overseeing committees to manage the foregoing.

Composition of the Board

We believe there should always be a substantial majority (75% or more) of independent directors and that the Chief Executive Officer should be a Board member. Other officers may, from time to time, be Board members, but no officer other than the Chief Executive Officer should expect to be elected to the Board by virtue of his or her position with us.

Selection of Director Nominees

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening process to the members of the Governance and Nominating Committee. For more information on the director nomination process, including the selection criteria, see the GulfMark Offshore, Inc. Governance and Nominating Policy available online at www.gulfmark.com.

We believe that it is important for our Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board and the experience, as well as the qualities, brought to the Board by our directors are reviewed annually. While the Governance and Nominating Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Nominees should have substantial experience with one or more publicly traded national or multinational companies or should have achieved a high level of distinction in their chosen fields.

The Board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives;

•	experience in operations, finance, accounting, and/or banking;

•	international business;

•	oilfield services; and

•	other oil and gas industry experience.

Finally, Board members should display the personal attributes necessary to be an effective director: integrity, sound judgment, independence, ability to operate collaboratively, and commitment to the Company and our stockholders. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Separation of the Roles of Chairman of the Board and Chief Executive Officer

We believe that separating the role of Chairman of the Board from that of Chief Executive Officer can facilitate a clear delineation between the oversight responsibilities of the Board and the management responsibilities of the Chief Executive Officer. We also believe that the decision to separate these roles is dependent on the attributes of the two individuals involved. When properly constructed and constituted, the separation allows the Chairman of the Board to more readily manage the time requirements and distractions of general Board operations, routine contact with fellow directors between meetings, and can foster candor in evaluating the Company’s and our Chief Executive Officer’s performance. This provides the Chief Executive Officer with additional time to manage and execute the strategic plans for our business.

Board Independence

Our Board has determined that all seven of our current non-management directors nominated for election as a director qualify as “independent” directors under the New York Stock Exchange (“NYSE”) corporate governance rules and that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of our seven nominated non-management directors are also “non-employee directors” as defined under Exchange Act Rule 16b-3 and “outside directors” as defined in the Internal Revenue Code, section 162(m). Each committee described below in “Board Committees and Meetings” is comprised in full of independent non-management directors.

To be considered independent under the NYSE rules, our Board affirmatively determined that all seven nominated non-management directors had no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). A director is not independent under the NYSE listing standards applicable to us if:

•	the director was employed by us within the preceding three years;

•	an immediate family member of the director was an executive officer for us within the preceding three years;

•

the director or an immediate family member of the director received from us more than $120,000 per year, within the preceding three years, in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us, within the preceding three years;

•

the director or an immediate family member of the director was employed, within the preceding three years, as an executive officer of another company where any of our present executives serve on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member of the director is a current executive officer of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following is not considered by our Board to be a material relationship that would impair a director’s independence. No material relationship exists if a director is an executive officer of, or beneficially owns in excess of a 10% equity interest in, another company:

•	that does business with us, and the amount of the annual payments to us is less than five percent of our annual consolidated gross revenues, or $200,000, whichever is more;

•	that does business with us, and the amount of the annual payments by us to such other company is less than five percent of our annual consolidated gross revenues, or $200,000, whichever is more; or

•	to which we were indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of our consolidated assets.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our Board members who satisfy the independence guidelines described above.

Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that any such related-party transaction is fair and is in our overall best interest. No transactions requiring approval occurred in 2014.

Board Committees and Meetings

Pursuant to our Bylaws, the Board has established committees, including an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During the year ended December 31, 2014, the Board met five times, the Audit Committee met eight times, the Compensation Committee met three times and the Governance and Nominating Committee met four times. During 2014, each director attended 75% or more of the total meetings of the Board and each director attended 75% or more of the total meetings of the committees on which such director served. Our policy regarding director attendance at the Annual Meeting is that directors are invited to attend, and that we will make all appropriate arrangements for directors that choose to attend. All directors then serving on the Board attended the 2014 Annual Meeting.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Ford (Chairman), Bijur, Gordon, Kohlhagen and Ross are the current members of the Audit Committee. The Board has determined that all of the Audit Committee members are “independent” as defined in the NYSE listing standards applicable to us. Mr. Ford, by virtue of his financial, audit and accounting expertise gained as a partner in a top tier public accounting firm, has been designated as an Audit Committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee’s function is to provide oversight of the Company’s accounting policies. Its principal oversight responsibilities are to:

•	make recommendations to the Board concerning the selection and discharge of our independent public accountants;

•	discuss with our internal auditors and independent public accountants the overall scope and plans for their respective audits, including the adequacy of staffing and compensation; and

•	discuss with management, internal auditors and independent public accountants the adequacy and effectiveness of our accounting and financial controls.

The Board adopted a written charter for the Audit Committee, which is posted on our website at www.gulfmark.com.

Executive Sessions of the Directors

Non-management directors meet in executive sessions following Board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees may, by invitation, meet with individual members of management, including our President and Chief Executive Officer, during executive sessions. Mr. Butters presides as chairman of each executive session of the Board unless the particular topic of the applicable executive session dictates that another independent director serve as chairman of the meeting. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee will preside as chairman of the executive session.

Compensation Committee

Messrs. Butters (Chairman), Gordon, Kohlhagen, and Valutas are the current members of the Compensation Committee. The functions of the Compensation Committee are to:

•	formulate, administer and periodically assess our compensation philosophy in light of actual pay practices, policies and programs;

•	review overall plan design for each of the major benefit programs;

•	retain independent advisors to assist the Compensation Committee in its role of assessing and administering these programs;

•

review and monitor succession plans for the President and Chief Executive Officer and our other officers, as well as the general policies and programs associated with development of our management team;

•	independently administer the compensation and benefit programs of the President and Chief Executive Officer;

•

annually review the compensation levels of our executive officers using independent data and the President and Chief Executive Officer’s recommendations on compensation (other than his own) and make recommendations to the Board on salary changes, annual bonus plan provisions and payouts and equity grants; and

•

periodically review the components, administration and operation of our incentive compensation programs to ensure that no material risks exist that would or could promote excessive risk taking that could be detrimental to us or our stock.

The recommendations of the Compensation Committee are reviewed and subject to approval by the full Board, including a majority of our independent directors.

The Board adopted a written charter for the Compensation Committee, which is posted on our website at www.gulfmark.com.

Information regarding the processes and procedures for the consideration and determination of executive compensation may be found in the “Compensation Discussion and Analysis” on pages 16 to 27 of this Proxy Statement.

Governance and Nominating Committee

Messrs. Bijur (Chairman), Ford, Ross and Valutas are the current members of the Governance and Nominating Committee. The functions of the Governance and Nominating Committee are to:

•	develop and periodically review our governance principles;

•	identify new directors and annually recommend directors for election to the Board;

•	annually evaluate Board and Committee performance; and

•	review and recommend Board compensation for non-employee directors.

The Governance and Nominating Committee has not previously received any recommendations for director candidates from stockholders. The Governance and Nominating Committee will consider any candidate that has timely given written notice to our Secretary in the same manner as a candidate selected by our Board. If you would like to recommend a director candidate for consideration by our Governance and Nominating Committee you may submit your recommendation to our executive offices at GulfMark Offshore, Inc., 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, Attn: Corporate Secretary. The notice should set forth as to each person you propose to nominate for election or reelection as a director:

•	all information required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required under then-current SEC rules;

•

a description of all direct and indirect compensation and other material monetary agreements during the past three years, and any other material relationships, between or among you or any person deemed to be associated with you, as described below (an “associated person”), if any, on the one hand, and such proposed nominee or his or her respective affiliates and associates on the other hand; and

•

completed and signed Director Representation and Agreement and Director Questionnaire with respect to the background and qualifications of such nominee, the forms of which you can obtain from us upon written request to our executive offices at the address set forth above.

An associated person includes (1) any of your affiliates or associates, (2) any beneficial owner of our Common Stock on whose behalf you make any proposal or nomination, and (3) any other person with whom you, the beneficial owner or any of your affiliates or associates has an agreement or understanding for the purpose of acquiring, holding, voting or disposing of our Common Stock or obtaining, changing or influencing the control of us.

In addition, you will need to provide the following information regarding yourself and any associated person:

•	any information that would be required to be disclosed in solicitations of proxies for the election of directors in a contested election, or is otherwise required under then-current SEC rules;

•

a representation that you are a holder of record of our capital stock entitled to vote at such meeting and that you intend to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation as to whether you or any associated person intends or is part of a group that intends to (1) deliver a Proxy Statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise solicit proxies or votes from stockholders in support of such nomination.

For a full description of the process for stockholders nominating a director, see Section 1.13(a)(4) of our Bylaws.

The Governance and Nominating Committee identifies and evaluates director candidates in accordance with the director qualification standards described in our Governance & Nominating Policy, which can be found on our website, www.gulfmark.com. Candidates are selected for their character, judgment, business experience and acumen, as well as other factors established by the Governance and Nominating Committee in order to satisfy the qualifications for directors described above in the section titled “Selection of Director Nominees”.

The Board has adopted a written charter for the Governance and Nominating Committee, which is posted on our website at www.gulfmark.com.

Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics applicable to all of our employees and agents as well as a Code of Ethics for our Principal Executive Officer and Senior Financial Officers, which are posted on our website at www.gulfmark.com. We intend to satisfy the disclosure requirement regarding any changes to our code of ethics we adopt and/or any waiver from our code of ethics that we grant by posting such information on our website, www.gulfmark.com, or by filing a Current Report on Form 8-K for such event.

Availability of Corporate Governance Documents

Stockholders may obtain copies of the charters of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, our Governance & Nominating Policy and our Codes of Business Conduct and Ethics free of charge by contacting our Corporate Secretary at our principal address of 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, or by accessing our website at www.gulfmark.com, selecting the “Investor Relations” tab and then selecting “Corporate Governance”.

DIRECTOR COMPENSATION

Fees and Awards

Each of our non-employee directors is currently paid (i) a cash retainer of $11,250 each quarter, (ii) $1,500 for each Board meeting attended and (iii) $1,500 for each Committee meeting attended. The quarterly retainer was $11,250 in the first quarter of 2014, increased to $13,750 for the remaining three quarters of 2014, and, due to the economic downturn in the oil and gas industry, was reduced back to $11,250 beginning in the first quarter 2015. Mr. Butters is also paid an additional cash retainer of $8,333 per month for serving as Chairman of the Board. We maintain Committee chairman retainer arrangements with Messrs. Ford, Butters and Bijur in the amounts of $3,750, $2,500 and $2,500, respectively, per quarter for serving as Chairman of the Audit, Compensation and Governance and Nominating Committees, respectively.

Non-employee directors are awarded $100,000 in restricted stock at each Annual Meeting. On June 2, 2014, each then serving non-employee director was granted 2,170 shares of restricted stock. The number of shares awarded depends on the share price on the day of award. Restricted stock awards vest in full on the first anniversary of the grant date of the award, subject to continued service by the director. Vesting is accelerated if the director’s service ends due to death or disability or in the event the director is not reelected or nominated for reelection to the Board but completes his elected or appointed term of service.

Total compensation paid in 2014 to non-employee directors, including the value of restricted stock granted, cash director fees and retainers, matching and discretionary contributions made by us under the GulfMark Offshore, Inc. Executive Deferred Compensation Plan (the “EDC Plan”), which is described below, and earnings under the EDC Plan (to the extent such earnings are considered preferential under SEC rules), is as follows:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Peter I. Bijur	$79,965	$100,000	$8,171	$11,668	$199,804
David J. Butters	158,132	100,000	30,025	23,393	311,550
Brian R. Ford	85,215	100,000	525	12,456	198,196
Sheldon S. Gordon	72,465	100,000	-	10,543	183,008
Steven W. Kohlhagen	73,437	100,000	-	10,543	183,980
Rex C. Ross	73,965	100,000	838	10,768	185,571
Charles K. Valutas	65,937	100,000	-	9,418	175,355

(1)	Certain non-employee directors elected for 2014 to defer all or a portion of the cash fees reported in this column under the EDC Plan.

(2)

Represents the aggregate grant date fair value of restricted stock awards granted to the non-employee directors during 2014, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. As of December 31, 2014, (a) none of our non-employee directors held any outstanding stock options, and (b) each of our non-employee directors held 2,170 unvested shares of restricted stock.

(3)

Represents earnings that accrued during 2014 to the accounts of the non-employee directors in the EDC Plan to the extent that the rate of return is considered above-market or preferential because it exceeds a market rate specified by SEC rules.

(4)	Reflects discretionary and matching contributions made by us on behalf of the non-employee directors to the EDC Plan during 2014.

Executive Deferred Compensation Plan

We sponsor the EDC Plan, whereby participants may elect to contribute a portion of their cash compensation, which is matched by us up to a certain point, and in which we may elect to make additional discretionary contributions. Contributions are generally not taxable to the participant until distributed, which generally occurs after retirement or resignation. Participants in the EDC Plan are generally our directors and senior management, including all persons described in this Proxy Statement.

Although discretionary, we have elected every year since inception of the EDC Plan to contribute 7.5% of a participant’s total cash compensation to the EDC Plan. In addition, contributions by the participants are matched dollar-for-dollar up to 7.5% of the participant’s total cash compensation. Director participants may elect to contribute up to 100% of their cash compensation to the EDC Plan. Additional information regarding the EDC Plan is provided below under “Nonqualified Deferred Compensation.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee for us or any of our subsidiaries or had any relationship requiring disclosure under applicable rules. During 2014 none of our executive officers served as (1) a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee, or (3) a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

EXECUTIVE OFFICERS

The following are our current executive officers, who serve at the discretion of the Board:

Name	Position	Age
Quintin V. Kneen	President and Chief Executive Officer	49
James M. Mitchell	Executive Vice President and Chief Financial Officer	47
David B. Rosenwasser	Senior Executive Vice President and Chief Operating Officer	44
Richard M. Safier	Senior Vice President - General Counsel and Secretary	60
Samuel R. Rubio	Senior Vice President - Controller and Chief Accounting Officer	55
David E. Darling	Senior Vice President - Human Resources	60

Quintin V. Kneen’s biographical information can be found in “Proposal 1 – Election of Directors” on page 6 of this Proxy Statement.

James (Jay) M. Mitchell was named our Executive Vice President and Chief Financial Officer in June 2013. His expertise includes strategic planning, merger and acquisitions, finance, accounting, treasure, taxation, risk management and investor relations. His most recent experience was Chief Executive Officer of the privately held Flex Energy. Previously, Mr. Mitchell worked as Senior Vice President and CFO of T-3 Energy Services, a publicly traded company, until its successful sale in 2011. He earned a MPA in Taxation from the University of Texas at Austin, and a B.B.A in Accounting from Georgia State University.

David B. Rosenwasser was named Executive Vice President and Chief Operating Officer in June 2012 and was promoted to Senior Executive Vice President in the same function in February 2013. He has served GulfMark since 2001 in business development from 2001 through 2006, Area Manager – Brazil from 2007 through 2008, Vice President Americas from 2009 through 2012, and Executive Vice President and Chief Operating Officer from 2012 through 2013. Previously Mr. Rosenwasser was an Associate at Lehman Brothers from 1997 through 2001. He has a Bachelor of Arts in Business from Texas A&M University and a J.D. from the New York Law School.

Richard M. Safier was named our Vice President, General Counsel, and Corporate Secretary on March 15, 2011, and was promoted to Senior Vice President in the same function in June 2012. Previously Mr. Safier was Vice President, General Counsel, and Corporate Secretary of T-3 Energy Services, Inc. from March 2006 until March 2011. Prior to joining T-3 Energy Services, Inc., Mr. Safier was the General Counsel and Corporate Secretary for a privately held Houston based software company and in addition held positions of increasing responsibilities in the offices of two Houston based law firms. He has a Bachelor of Arts from the University of South Carolina and a J.D. from the South Texas College of Law. Mr. Safier is a member of the State Bar of Texas.

Samuel R. Rubio was named our Vice President – Controller and Chief Accounting Officer on December 31, 2008 and was promoted to Senior Vice President in the same function in June 2012. Mr. Rubio joined us in 2005 as the Assistant Controller and was subsequently promoted to Controller in 2007. He has a Bachelor of Business Administration degree from Sul Ross State University and is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. In addition, Mr. Rubio has over 25 years of experience in accounting at both operating division and corporate levels as well as the management of accounting organizations.

David E. Darling was named our Vice President – Human Resources on November 21, 2008 and was promoted to Senior Vice President in the same function in June 2012. Mr. Darling has over 23 years of human resource experience. He came to us through our acquisition of Rigdon Marine, where he was employed as Human Resource Director since 2007. Prior to joining Rigdon Marine, Mr. Darling served as Executive Vice President of Human Resources for a wholly owned subsidiary of the Ford Motor Company which he joined in 2000. Additionally, Mr. Darling has 15 years of experience in the offshore vessel industry as Vessel Master, Operations Manager and Human Resources Manager with Zapata Gulf Marine and Tidewater, Inc. Mr. Darling earned his Bachelor of Science in Human Resources Management from Brenau University and his Master of Science in Human Resources Management and Labor Relations from the New York Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information regarding the 2014 compensation program in place for (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly-compensated executive officers (collectively, our “named executive officers”). This section includes information regarding our compensation philosophy and objectives, the components of our compensation program, and the key factors the Board, the Compensation Committee and our President and Chief Executive Officer considered in determining the compensation for our named executive officers in 2014. For 2014, our named executive officers were:

Name	Title
Quintin V. Kneen	President and Chief Executive Officer
James M. Mitchell	Executive Vice President and Chief Financial Officer
David B. Rosenwasser	Senior Executive Vice President and Chief Operating Officer
Richard M. Safier	Senior Vice President - General Counsel and Secretary
Samuel R. Rubio	Senior Vice President - Controller and Chief Accounting Officer

The components of our 2014 compensation program are as follows:

Type		Form		Terms		Role in Total Compensation
Cash	–	Base Salary	–	Set annually based on market conditions, peer data and other factors, including the executive officer’s skills and experience	–	A core element of competitive total compensation, important in attracting and retaining qualified executive officers
	–	Annual Non-Equity Incentives	–	Linked to Company-wide performance but discretionary factors are also considered	–	Aligns executive officers with annual strategic, operational and financial results and recognizes individual and performance-based contributions to annual results
Equity	–	Long-Term Equity Incentive Awards	–	Restricted stock with restrictions lapsing in thirds on each anniversary of the date of grant over three year term	–	Aligns executive officers with sustained long-term value creation and stockholder interests
			–	Options to acquire our stock which become exercisable ratably over three years and have a seven year term	–	Creates opportunity for a meaningful and sustained ownership stake
Other	–	Severance and Change of Control Arrangements	–	Payments and benefits are triggered only if the executive officer is involuntarily terminated or terminates employment following an adverse change in employment	–	Helps mitigate possible disincentives to pursue value-added transactions if employment prospects are uncertain
					–	Provides assistance with transition if post-transaction employment is not offered
	–	Deferred Compensation Plan	–	Allows deferral of salary and bonus with a portion required to be invested in our stock, with distribution occurring after retirement or resignation	–	Contributes towards financial security for various life events (e.g., retirement, disability or death) by providing a mechanism for additional savings
	–	Benefits and Perquisites	–	Generally on the same terms as other employees, including our employee stock purchase plan	–	Benefits provided are generally intended to be competitive with those provided by our peer group companies
			–	Certain executive officers receive personal use of company vehicles and reimbursement of club dues	–	It is the Compensation Committee’s policy that perquisites be limited and consistent with our overall compensation program

Compensation Philosophy and Objectives

Our compensation philosophy is to set the fixed compensation of our senior executives competitively for their demonstrated skills and industry experience. Variable compensation, both annual and long-term, should reflect the results of performance against a combination of quantitative and subjective measures. We target between 25% and the median of the peer group for all elements of pay, including base salary, annual incentives, and long-term incentives. Our compensation programs are designed so that superior performance is rewarded with payouts that are near the median of the market.

Our compensation and benefits programs are designed to achieve the following objectives:

•

Compensation should enable us to attract, motivate and retain talented executive officers capable of leading us in a competitive and changing industry and to align the interests of our executives with those of our stockholders to ensure long-term success and stockholder value.

•	Compensation should reflect the marketplace for talent. We strive to remain competitive with the pay of other peer companies with which we compete for talent.

•	Annual cash and equity awards should reflect progress towards our financial and operational goals that balance rewards for both short-term and long-term performance.

Say-on-Pay Stockholder Voting Results

At our 2014 Annual Meeting of Stockholders, more than 95% of the shares that were voted approved the compensation of our named executive officers as disclosed in our 2014 Proxy Statement. The Board and the Compensation Committee reviewed the results of this vote and concluded that with this level of support, no changes to our compensation design and philosophy needed to be considered as a result of the vote.

Administration of our Executive Compensation Program

Our executive compensation program is developed and administered by the Compensation Committee, which is comprised of four non-employee independent directors. The Compensation Committee is responsible for the review and assessment of all aspects of our executive compensation program. The specific duties and responsibilities of the Compensation Committee are described in this Proxy Statement under “Our Board of Directors – Board Committees and Meetings – Compensation Committee”. The recommendations of the Compensation Committee, including with respect to the specific base salary and bonus compensation of the named executive officers (other than for the Senior Vice Presidents), are approved by the full Board, including a majority of the independent directors.

Setting Executive Compensation

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies in the energy industry, including offshore vessel operators, offshore drilling companies, oilfield services companies and oil and gas exploration and energy companies, with revenue and market capitalization that is similar to ours. The Compensation Committee uses the compiled data from the peer group as a general guideline for discussion when considering executive compensation matters. The overall goal of this process is to enable us to provide total compensation packages to our executive officers that are competitive with prevailing practices in our industry.

In determining compensation for our named executive officers, each element of our compensation program is compared against published data for the peer group. Deloitte Consulting LLP (“Deloitte”) was engaged in 2014 to provide us with proxy analysis and overall compensation guidance and assisted the Compensation Committee in determining the peer group. The Compensation Committee selected the following 14 companies (the “peer group”) against which to compare our executive compensation program for 2014:

Basic Energy Services, Inc.	Key Energy Services Inc.
Bristow Group Inc.	Newpark Resources, Inc.
C&J Energy Services, Inc.	PHI Inc.
Exterran Holdings, Inc.	Seacor Holdings Inc.
Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Hornbeck Offshore Services, Inc.	Tetra Technologies Inc.
Ion Geophysical Corporation	Tidewater Inc.

The Compensation Committee reviews the composition of the peer group on an annual basis. In determining the appropriate companies to include in the 2014 peer group, the Compensation Committee determined that no changes to the 2013 peer group were necessary. The Compensation Committee may elect to modify the peer group in future periods to reflect best practices in executive compensation or changes in our business or the business of other companies, in and outside the peer group.

Deloitte was also engaged in 2014 to conduct an Executive Compensation Review comparing our compensation practices with those employed by other companies in our 2014 peer group. This information allowed our Compensation Committee to directly compare compensation and principal components for our named executive officers with those similarly situated officers at our peer group companies, as well as review aggregate compensation as compared to such group.

We target compensation for our named executive officers between 25% and the median of the peer group, which is larger on average than we are in terms of revenue and market capitalization, for all elements of pay.

Role of Executive Officers in Executive Compensation Decisions

Our President and Chief Executive Officer works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs, performance issues and challenges, and makes recommendations for consideration pertaining to the compensation of his executive team, including the performance criteria for the named executive officers other than himself. The Compensation Committee takes these recommendations into consideration and either approves the proposal of the President and Chief Executive Officer or works with the President and Chief Executive Officer to develop suitable alternatives. The President and Chief Executive Officer also determines the specific base salary and bonus compensation for our Senior Vice Presidents based on similar guidelines to those utilized by the Compensation Committee for the other named executive officers. The President and Chief Executive Officer does not make, participate in, provide input for or make recommendations about his own compensation. In addition, none of the other named executive officers participate in the deliberation process of the Compensation Committee. Such executive officers do, however, participate in the review and award process for other key employees.

Setting Performance Measures

When setting performance goals and objectives, we attempt to use criteria that assess our performance against our peer group rather than absolute performance. This is based on the belief that our absolute performance can be affected both negatively and positively by industry factors over which our executives have no control, such as prices for oil and natural gas. We have developed metrics we feel reflect performance against our peers with a balance of specific internal goals that will enhance our ability to grow and create further stockholder value.

For additional detail regarding our performance measures and how they affect our executive compensation please see sections entitled “Non-Equity Incentive Plan Compensation” and “2014 Executive Compensation Decisions – Annual Non-Equity Incentives – Our 2014 Performance” below.

Performance Review

At the end of each year, calculations required to support achievement of compensation goals established by the Compensation Committee are provided to the Compensation Committee by our financial department. The Compensation Committee then reviews the performance of our named executive officers (other than the Senior Vice Presidents) based on their achievement of the established objectives, contribution to our performance and individual performance. This review is shared with the President and Chief Executive Officer and recommendations for compensation are provided to the Board for consideration and approval.

For our Senior Vice Presidents, performance criteria is set at the beginning of the year and reviewed at the end of the year. Recommendations regarding the compensation awarded to these individuals is approved by the President and Chief Executive Officer.

Compensation Program Components

The compensation of our executive officers typically consists of:

•	Base salary;

•	Annual non-equity incentives;

•	Long-term equity incentive awards (in the form of restricted stock and stock options);

•	Severance and change of control arrangements; and

•	Other benefits and perquisites (including participation in our deferred compensation plan).

The balance among these components is established annually by the Compensation Committee and is designed to recognize past performance, retain our executive officers and encourage future performance. For a breakdown of the mix of short-term and long-term compensation in 2014 please see the table included under the section entitled “Allocation of Short- and Long-Term Compensation” below.

The particular elements that comprise the executive compensation program for our named executive officers are set forth in more detail below.

Base Salary

Base salary for our executive officers is reviewed and set annually based on the market practices observed within the peer group. Salary levels are adjusted to take into account job responsibility, job complexity, individual performance, cost of living and other relevant factors. We believe this component of pay is one of the most effective ways to attract and retain executives. We generally set our named executive officers’ base salaries to fall between the 25th percentile and the median of our peer group.

In addition to market practices and the other factors described above, in recommending the overall salary amounts that are established each year, the Compensation Committee considers industry information and current economics. The objective is to provide a salary at a level sufficient to retain, motivate and reward successful performance while maintaining affordability within our business plan. Though individual salary levels can be more or less than the budgeted percentage amount in a given year depending on individual performance, the aggregate base salary amounts must stay within budget in most cases. Exceptions can be made when executive officers are promoted and assume additional responsibilities.

Annual Non-Equity Incentives

We provide annual non-equity incentive compensation to our executive officers in the form of annual cash bonuses relating to financial and operational achievements during the year pursuant to the GulfMark Offshore, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the purpose of retaining and motivating our executive officers. Cash bonus awards under our Incentive Compensation Plan are linked to the achievement of Company-wide performance goals and are designed to put a significant portion of total compensation at risk. This structure is designed to allow for a target total cash compensation opportunity (base salary plus annual non-equity incentive award) between 25th percentile and the median when compared to our peer group.

The cash amounts of such bonuses actually paid to the executive officers are determined using the following formula:

Annual Salary	x	Bonus Target Percentage	x	Company- Wide Performance Multiplier	=	Cash Bonus Amount

A Bonus Target Percentage is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact our success. Individual Bonus Target Percentages for our named executive officers, other than our President and Chief Executive Officer, range from 75% to 100% of base salary. The President and Chief Executive Officer’s potential bonus has no Bonus Target Percentage as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary in the event of significant achievements above the Company-wide goals and objectives established for the year.

The Company-Wide Performance Multiplier is based on our financial performance (60%), our safety performance (10%) and each named executive officer’s personal goals (30%). Although the achievement of certain financial objectives as measured by a business segment’s earnings are considered in determining the annual bonuses, other subjective and less quantifiable criteria are also considered, such as market penetration, development of the fleet, and effectiveness of new information systems. In this regard, the Compensation Committee takes into account specific operational achievements that are expected to affect future earnings and results, or that had an identifiable impact on the year’s results. For additional detail regarding our performance metrics and our actual performance, for 2014 please see the section entitled “2014 Executive Compensation Decisions – Annual Non-Equity Incentives – Our 2014 Performance” below.

Long-Term Equity Incentive Awards

We also provide long-term incentive compensation to our executive officers through equity awards granted pursuant to the GulfMark Offshore, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Equity Incentive Plan”), which was approved by our stockholders on June 2, 2014, or a predecessor plan. The use of equity awards is intended to provide incentives to our executive officers to work toward our long-term goals.

It is our policy to make annual grants of long-term equity incentive awards in the first quarter of the year following the performance year to which the award relates, which gives the Compensation Committee enough time to review the prior year’s performance. With respect to the 2013 performance year, the Compensation Committee chose to award a mixture of restricted stock and stock options to the named executive officers other than the Senior Vice Presidents. The Senior Vice Presidents received restricted stock only for the 2013 performance year. The long-term equity incentive awards for the 2013 performance year were granted to the named executive officers in March 2014. With respect to the 2014 performance year, the Compensation Committee again awarded a mixture of restricted stock and stock options to the named executive officers (other than the Senior Vice Presidents) and awarded restricted stock only to the Senior Vice Presidents. The long-term equity incentive awards for the 2014 performance year were granted to the named executive officers in March 2015.

The restrictions on restricted stock generally lapse annually on each anniversary of the date of grant in substantially equal installments over three years, and stock options become exercisable over a three year period and have a seven year term. Any cash dividends paid with respect to unvested shares of restricted stock will be accumulated and paid to the executive officer when the restricted shares vest.

The number of shares of restricted stock awarded for both the 2013 performance year and the 2014 performance year to each of our named executive officers was determined by the following formula:

Total Annual Base Salary	x	Target Equity Award Percentage	x 75%(1) or 100%	÷	Average High and Low Stock Price on Date of Award	=	Number of Shares Awarded

(1) For our top three named executive officers, the applicable percentage was 75% and for the Senior Vice Presidents, the applicable percentage was 100%.

The number of shares underlying the stock options awarded to our named executive officers (other than the Senior Vice Presidents) for both the 2013 performance year and the 2014 performance year was determined by the following formula:

Total Annual Base Salary	x	Target Equity Award Percentage	x 25%	÷	Black-Scholes Value	=	Number of Options Awarded

Severance and Change of Control Arrangements

Currently, we have an employment agreement with our President and Chief Executive Officer that provides for certain severance payments in the event he is terminated without cause or terminates his employment for good reason, including as a result of a change of control, as provided in the agreement. In addition, we have an employment agreement and separate change of control agreement with our Executive Vice President and Chief Financial Officer and our Senior Vice President – General Counsel and Secretary that include similar provisions. Additional information regarding the terms and provisions of the employment agreements is provided below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”

The purpose of the severance and change of control arrangements with our named executive officers is to:

•	ensure that we will have the continued dedication of the executive officers; and

•	diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control.

The change of control provision included in each of these agreements requires a “double trigger” in order for the executive officer to receive any payment in the event of a change of control situation. First, a change of control must occur and, second, the individual must terminate his employment for good reason or we must terminate his employment without cause during a specified protection period. We believe providing change of control protection ensures impartiality and objectivity of these named executive officers in the context of a change of control situation and protects the interests of our stockholders.

Our named executive officers who do not have employment agreements or change of control agreements are eligible participants in our Severance Benefits Policy, which provides severance pay based on years of continuous service to terminated or laid off employees under certain circumstances, including termination without cause or because of a change of control.

Additional information regarding the severance and change of control arrangements with our named executive officers is provided below under “Potential Payments upon Termination or Change of Control.”

Deferred Compensation Plan

We provide our executive officers with the opportunity to defer certain portions of their salary and bonuses paid by us for distribution after retirement or resignation through our EDC Plan. The EDC Plan is intended to encourage the continued employment of the participating employees and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability. The first 7.5% of compensation deferred by a participant under the EDC Plan must be invested in our common stock and contributions in excess of that amount can be allocated into either our common stock or an account in which we provide a return equivalent to the prime rate plus 2%. Contributions by participants are matched dollar-for-dollar up to 7.5% of the participant’s total cash compensation and we may elect to make additional annual discretionary contributions to the EDC Plan equal to a designated percentage of a participant’s total cash compensation for the year. These company-provided contributions vest pro rata over five years. Our executive officers’ benefits and participation in the EDC Plan are described in greater detail in “Nonqualified Deferred Compensation” on page 34 of this Proxy Statement.

Other Benefits

Our executive officers participate in our other benefit plans on the same terms as other employees. These plans include a defined contribution plan, our 401(k) plan, for which we match up to 100% of the first 5% of salary contributed by the employee, medical, dental, and term life insurance, and our employee stock purchase plan.

Perquisites

We provide our executive officers with limited perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program. During 2014, executive officers were provided the following perquisites:

•	Use of vehicle: We provided Mr. Rosenwasser with a vehicle for use for travel to and from the office and business-related events. We paid for all maintenance, insurance and gasoline for such vehicles.

•

Use of club membership: We paid for the monthly membership fees for certain golf or social clubs for Mr. Kneen and Mr. Mitchell so these executive officers would have an appropriate entertainment forum for customers and vendors.

2014 Executive Compensation Decisions

Determination of 2014 Base Salary

Based on the analysis of the factors, goals and objectives described above in “Compensation Program Components – Base Salary,” the base salary rates of our named executive officers were increased and the following base salary rates were established for 2014.

Name	2014 Base Salary

Quintin V. Kneen	$600,000
James M. Mitchell	338,000
David B. Rosenwasser	400,000
Richard M. Safier	270,320
Saumuel R. Rubio	235,020

Annual Non-Equity Incentives – Our 2014 Performance

At the beginning of 2014, we determined the Bonus Target Percentages for the named executive officers for purposes of annual cash bonus awards under our Incentive Compensation Plan. The Compensation Committee established that Mr. Kneen would not have a Bonus Target Percentage, as our Compensation Committee believes there should be flexibility to award amounts in excess of base salary for our President and Chief Executive Officer in the event of significant achievements above the Company-wide goals and objectives established for the year. The Compensation Committee did establish a Bonus Target Percentage of 100% of base salary for each of Messrs. Mitchell and Rosenwasser. Our President and Chief Executive Officer established a Bonus Target Percentage of 75% of base salary for Messrs. Safier and Rubio.

At the beginning of 2014, the Compensation Committee established the following performance goals and weightings for the Company-Wide Performance Multiplier components described below:

The financial performance metric selected for 2014 (weighted 60% of total target opportunity) focused the named executive officers on capital efficiency (return on net capital employed or “RONCE”). The Compensation Committee selected RONCE because it reflects the efficiency and profitability of our capital investments and aligns the interests of the named executive officers with those of our stockholders, as improved RONCE should correspond to increased stockholder returns.

The threshold, target, and maximum goals and the corresponding payout opportunities for 2014 associated with the RONCE component are set forth below:

Performance Goal	Consolidated RONCE(1)	Payout as a % of Target Opportunity related to RONCE
Threshold	5%	30%
Target	11%	100%
Maximum	17%	170%
2014 Achievement	6.0%	41.7%

(1)	Consolidated RONCE is determined based on the ratio of adjusted operating income divided by average net capital employed.

Safety is integral to our mission of providing high-quality marine transportation services, and we are committed to protecting the health and safety of our employees, clients, and other stakeholders. In order to further emphasize the importance of safety at the Company, the Compensation Committee felt it was important to tie a portion of each named executive officer’s annual bonus to improvements in safety (weighted 10% of total target opportunity). The target goals associated with the safety metrics included Lost Time Incident Frequency (“LTIF”) of 0.50 per Million Man Hour and Total Recordable Incident Frequency (“TRIF”) of 2.0 per Million Man Hour.

The final component of each named executive officer’s annual bonus is tied to achievement of personal goals (weighted 30% of total target opportunity) and, for 2014, we determined that each named executive officer earned the full amount of the annual cash bonus award attributable to this component based on consideration of the factors described above under “Compensation Program Components-Annual Non-Equity Incentives.”

The table below summarizes the 2014 annual non-equity incentive compensation calculations for each of our named executive officers based on 2014 performance.

	RONCE	Safety	Personal Goals	Total Company- Wide Performance Multiplier	Annual Cash Incentive
Quintin V. Kneen	25%	5%	30%	60%	$ 360,000
James M. Mitchell	25%	5%	30%	60%	202,800
David B. Rosenwasser	25%	5%	30%	60%	240,000
Richard M. Safier	25%	5%	30%	60%	121,644
Samuel R. Rubio	25%	5%	30%	60%	123,386

Long-Term Equity Incentive Awards

The Compensation Committee believes long-term equity incentive awards provide an effective means of executive retention and an incentive to build stockholder value. It is our policy to grant annual equity awards to the named executive officers during the first quarter of the year following the performance year to which the award relates. The determination of the number of shares granted is based on market compensation data as well as the executive’s responsibility and ability to influence our performance.

With respect to awards granted for both the 2013 performance year and the 2014 performance year, the Compensation Committee set the Target Equity Award Percentage at 200% for each named executive officer (other than the Senior Vice Presidents), and our President and Chief Executive Officer set the Target Equity Award Percentage at 110% for Messrs. Safier and Rubio.

With respect to awards granted on March 24, 2014 for the 2013 performance year (the “2014 Grants”), our named executive officers (other than the Senior Vice Presidents) received 75% of the value of the long-term equity incentive awards in the form of restricted stock and 25% of the value of the long-term equity incentive awards in the form of stock options. The Senior Vice Presidents received their 2014 Grants solely in the form of restricted stock. Based on the performance of our common stock and the Compensation Committee’s review of competitive practices and our financial achievements and performance, the Compensation Committee determined that the 2014 Grants were reasonable. The following table sets forth the value of restricted stock and stock options and the number of shares or shares underlying stock options issued to the named executive officers on March 24, 2014:

Named Executive Officer	Value of Restricted Shares Awarded	Grant Date Stock Price	Restricted Shares Awarded(1)	Value of Stock Option Awards	Exercise Price	Number of Shares Underlying Options(2)
Quintin V. Kneen	$647,468	$44.61	14,516	$215,823	$44.19	16,186
James M. Mitchell	283,334	44.61	6,352	94,445	44.19	7,083
David B. Rosenwasser	525,000	44.61	11,770	175,000	44.19	13,125
Richard M. Safier	287,300	44.61	6,441	-	-	-
Samuel R. Rubio	249,776	44.61	5,600	-	-	-

(1)

These restricted stock awards were issued under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (the “2010 Equity Incentive Plan”). Upon approval of our 2014 Equity Incentive Plan by stockholders on June 2, 2014, no further awards were made under the 2010 Equity Incentive Plan. Vesting of our restricted stock is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements. Restrictions on the restricted stock awarded lapse over three years, one-third per year. The number of restricted shares awarded was determined based on the average of the high and low stock price on March 24, 2014, or $44.61.

(2)

These stock options were issued under the 2010 Equity Incentive Plan. Our stock options become exercisable over three years, one-third per year, and have a seven year term. The number of options awarded was determined using the Black-Scholes value as of March 24, 2014, or $13.33, and the exercise price was set using the stock price of our Common Stock as of the end of trading on March 24, 2014, or $44.19.

Pursuant to SEC rules, the 2014 Grants are disclosed as 2014 compensation in the Summary Compensation Table and are included in the 2014 Grants of Plan-Based Awards table included in this Proxy Statement, even though such awards are considered by the Compensation Committee as compensation with respect to the 2013 performance year.

With respect to awards granted on March 24, 2015 for the 2014 performance year (the “2015 Grants”), our named executive officers (other than the Senior Vice Presidents) received 75% of the value of the long-term equity incentive awards in the form of restricted stock and 25% of the value of the long-term equity incentive awards in the form of stock options. The Senior Vice Presidents received their 2015 Grants solely in the form of restricted stock. Based on the performance of our common stock and the Compensation Committee’s review of competitive practices and our financial achievements and performance, the Compensation Committee determined that the 2015 Grants were reasonable. The following table sets forth the value of restricted stock and stock options and the number of shares or shares underlying stock options issued to each of our named executive officers on March 24, 2015:

Named Executive Officer	Value of Restricted Shares Awarded	Grant Date Stock Price	Restricted Shares Awarded(1)	Value of Stock Option Awards	Exercise Price	Number of Shares Underlying Options(2)
Quintin V. Kneen	$900,000	$13.265	67,848	$300,000	$13.30	63,425
James M. Mitchell	507,000	13.265	38,221	169,000	13.30	35,729
David B. Rosenwasser	600,000	13.265	45,232	200,000	13.30	42,283
Richard M. Safier	297,352	13.265	22,416	-	-	-
Samuel R. Rubio	258,522	13.265	19,489	-	-	-

(1)

These restricted stock awards were issued under the 2014 Equity Incentive Plan. Vesting of our restricted stock is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements. Restrictions on the restricted stock awarded lapse over three years, one-third per year. The number of restricted shares awarded was determined based on the average of the high and low stock price on March 24, 2015, or $13.265.

(2)

These stock options were issued under the 2014 Equity Incentive Plan. Our stock options become exercisable over three years, one-third per year, and have a seven year term. The number of options awarded was determined using the Black-Scholes value as of March 24, 2015, or $4.73, and the exercise price was set using the stock price of our common stock as of the end of trading on March 24, 2015, or $13.30.

Pursuant to SEC rules, the 2015 Grants are considered 2015 compensation and will not be disclosed in our Summary Compensation Table until next year. As a result, the 2015 Grants are also not included in the 2014 Grants of Plan-Based Awards table included in this Proxy Statement, even though such awards are considered by the Compensation Committee as compensation with respect to the 2014 performance year.

Allocation of Short and Long-Term Compensation

The Compensation Committee allocates the compensation of our named executive officers between equity-based and non-equity-based components in order to balance the policies of supporting long-term performance measures while rewarding yearly performance goals. For 2014, the percentage of short-term to long-term benefits given to our named executive officers is listed below based on the amounts included in the 2014 Summary Compensation Table:

Name	Short-Term Benefits(1)	Long-Term Benefits(2)	Total
Quintin V. Kneen	49%	51%	100%
James M. Mitchell	54%	46%	100%
David B. Rosenwasser	44%	56%	100%
Richard M. Safier	51%	49%	100%
Samuel R. Rubio	53%	47%	100%

(1) Short-Term Benefits include salary, annual non-equity incentives, insurance premiums paid under our benefit plans, and the value of perquisites received (i.e., club dues and personal use of our vehicles).

(2) Long-Term Benefits include the grant date fair value of long-term equity incentive awards in the form of restricted stock and stock options, company-provided matching and discretionary contributions under the EDC Plan, and company-provided contributions under our 401(k) plan.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our directors and executive officers, which are incorporated in our Governance & Nominating Policy and can be found on our website, www.gulfmark.com, by first selecting “Investor Relations” and then selecting “Corporate Governance”. The guidelines require our directors and executive officers to hold the following values in the form of our common stock (the director’s annual base compensation or the executive’s annual base salary is multiplied by the appropriate multiple):

•	6x for the chief executive officer,

•	5x for all directors,

•	3x for the executive vice presidents, and

•	2x for all other named executive officers.

Ownership of the guideline amounts must be maintained for as long as the director or executive officer is subject to the guidelines, subject to a three year phase in from the date of appointment of the director or executive officer to the applicable office. While as of the date of the last annual meeting all of our named executive officers and directors were in compliance with the stock ownership guidelines, certain executive officers and directors have fallen out of compliance due to the decline in the price of the Company’s stock.  Should the price of the stock decline to a level which creates non-compliance for the executive officer or director, compliance must be attained within two years of the date on which non-compliance was determined pursuant to the stock ownership guidelines of our Governance & Nominating Policy.

Tax Considerations

In certain situations, tax regulations limit the deductibility of executive compensation paid to certain executive officers. Specifically, compensation paid to certain executive officers in excess of $1,000,000 will not be deductible unless it qualifies as “performance-based compensation” and is paid under a plan that has been approved by stockholders consistent with the requirements of Section 162(m) of the Internal Revenue Code. The Compensation Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had a material impact on us to date, and we have determined to retain the flexibility of the current approach in setting goals and applying discretion where and when required in making compensation decisions, including with respect to annual non-equity incentives under our Incentive Compensation Plan.

Anti-Hedging and Anti-Pledging Policy

All of our employees, including our named executive officers, and our directors are subject to our securities trading policy, which, among other things, prohibits such individuals from entering into short sales or hedging or pledging shares of our common stock.

Recoupment of Compensation

To date, the Board has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, the 2014 Equity Incentive Plan includes language providing that awards granted under the plan may be forfeited and/or recouped to the extent required by applicable law or any clawback policy that we adopt. Our Compensation Committee is currently evaluating the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual non-equity incentive program, our Compensation Committee is able to assess the actual behavior of our executive officers as it relates to risk taking in awarding annual cash bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executive officers and stockholders, thereby reducing the incentives to unnecessary risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of GulfMark Offshore, Inc. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

David J. Butters – Chairman of the Compensation Committee

Sheldon S. Gordon – Compensation Committee Member

Steven W. Kohlhagen – Compensation Committee Member

Charles K. Valutas – Compensation Committee Member

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Quintin V. Kneen	2014		$600,000	$647,468	$215,823	$360,000		$162,560	$1,985,851
President and Chief	2013		431,491	470,547	529,551	332,367	-	102,964	1,866,920
Executive Officer	2012		313,698	606,179	-	141,165	-	96,286	1,157,328
James M. Mitchell	2014		338,000	283,334	94,445	202,800	-	84,085	1,002,664
Executive Vice	2013	(6)	188,889	745,440	-	145,445	-	37,455	1,117,229
President and Chief Financial Officer
David B. Rosenwasser	2014		400,000	525,000	175,000	240,000	409	111,866	1,452,275
Sr. Executive Vice	2013		350,000	440,847	146,949	269,500	759	92,817	1,300,872
President and Chief	2012	(7)	293,898	358,958	-	132,255	547	80,923	866,581
Operating Officer
Richard M. Safier	2014		270,320	287,300	-	121,644	-	85,891	765,155
Sr. Vice President -	2013		261,182	209,199	69,733	222,000	-	67,007	829,121
General Counsel and	2012		253,576	389,750	-	114,109	-	78,463	835,898
Secretary
Samuel R. Rubio	2014		235,020	249,776	-	123,386	-	72,477	680,659
Sr. Vice President - Controller	2013		227,069	181,875	60,625	154,623	-	58,682	682,874
and Chief Accounting	2012		220,455	234,289	-	74,404	-	67,870	597,018
Officer

(1)

For the annual restricted stock awards, the Compensation Committee meets in the first quarter of each year to establish a value for stock to be awarded to the named executive officers with respect to the preceding performance year. The value of restricted stock awarded is determined using an average of the high and low stock price on the grant date of restricted stock awards: March 24, 2014 ($44.61 per share), March 24, 2013 ($38.83 per share), and March 24, 2012 ($46.76 per share). The restricted stock awards granted on March 24, 2014 for the 2013 performance year (the “2014 Grants”) are reported in the “Stock Awards” column for 2014 in accordance with SEC rules. Restricted stock awards granted on March 24, 2015 for the 2014 performance year (the “2015 Grants”) will be reported in the “Stock Awards” column for 2015 in next year’s Proxy Statement in accordance with SEC rules. The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, if any, and do not reflect the actual value that may be realized by the executive. See Note 8 to our consolidated financial statements on Form 10-K for fiscal year 2014 for additional detail regarding assumptions underlying the value of these equity awards. The value reported in the “Stock Awards” column for Mr. Mitchell for 2013 includes in addition to the annual restricted stock award, 16,000 restricted shares granted to him in May 2013 in connection with his appointment as our Executive Vice President and Chief Financial Officer.

(2)

For the annual option awards, the Compensation Committee meets in the first quarter of each year to establish a value for options to be awarded to the named executive officers with respect to the preceding performance year. The value of options awarded is determined using the Black-Scholes value as of the grant date of the option awards: March 24, 2014 ($13.33 per option) and March 24, 2013 ($10.61 per option). The exercise price was set using the stock price of our common stock as of the end of trading on March 24, 2014, or $44.19 per share and March 24, 2013, or $38.93 per share. The option awards granted on March 24, 2014 for the 2013 performance year (the “2014 Grants”) are reported in the “Option Awards” column for 2014 in accordance with SEC rules. Option awards granted on March 24, 2015 for the 2014 performance year (the “2015 Grants”) will be reported in the “Option Awards” column for 2015 in next year’s Proxy Statement in accordance with SEC rules. The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, if any, and do not reflect the actual value that may be realized by the executive. See Note 8 to our consolidated financial statements on Form 10-K for fiscal year 2014 for additional detail regarding assumptions underlying the value of these equity awards. The value reported in the “Option Awards” column for Mr. Kneen for 2013 includes, in addition to the annual option award, 30,301 stock options granted to him in June 2013 in connection with his promotion to President and Chief Executive Officer.

(3)

Represents annual cash bonus amounts earned for 2014, which are paid in 2015 under the Incentive Compensation Plan. The calculation is based on factors identified by the Compensation Committee and discussed in the “Compensation Discussion and Analysis” on pages 16 to 27 of this Proxy Statement.

(4)

Represents earnings that accrued during 2014 to the accounts of the named executive officers in the EDC Plan to the extent that the rate of return is considered above-market or preferential because it exceeds a market rate specified by SEC rules.

(5)	All Other Compensation includes the following:

Name	Matching 401(k) Contributions	Insurance Policy Premiums	Club Dues	Personal Use of Company Vehicles	EDC Match and Discretionary Contributions	Total
Quintin V. Kneen	$12,719	$360	$9,626	$-	$139,855	$162,560
James M. Mitchell	7,469	398	3,702	-	72,516	84,085
David B. Rosenwasser	9,649	240	-	1,552	100,425	111,866
Richard M. Safier	10,459	1,584	-	-	73,848	85,891
Samuel R. Rubio	12,999	1,032	-	-	58,446	72,477

(6)	Mr. Mitchell was first employed by us on May 30, 2013 at an annual base salary rate of $320,000, but he actually received only $188,889 in 2013.

(7)	Mr. Rosenwasser first became a named executive officer when he was appointed Executive Vice President and Chief Operating Officer in June 2012.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about annual non-equity incentives granted through our Incentive Compensation Plan and long-term equity incentive awards granted through the 2010 Equity Incentive Plan to the named executive officers in 2014:

									Exercise or	Grant Date Fair Value
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)					All Other Stock	All Other Option	Base Price of Option	of Stock and Option
Name	Grant Date	Threshold(2)		Target(2)	Maximum(2)		Awards(3)	Awards(4)	Awards(4)	Awards(5)
Quintin V. Kneen		$	na	$360,000	$	na
	3/24/2014						14,516			$647,468
	3/24/2014							16,186	$44.19	215,823
James M. Mitchell			196,040	338,000		479,960
	3/24/2014						6,352			283,334
	3/24/2014							7,083	44.19	94,445
David B. Rosenwasser			232,000	400,000		568,000
	3/24/2014						11,770			525,000
	3/24/2014							13,125	44.19	175,000
Richard M. Safier			117,589	202,740		287,891	6,441	-	-
	3/24/2014									287,300
Samuel R. Rubio			102,234	176,265		250,296	5,600	-	-
	3/24/2014									249,776

(1)

These columns show potential annual non-equity incentive awards granted to our named executive officers under our Incentive Compensation Plan for 2014. See “Compensation Discussion and Analysis- 2014 Executive Compensation Decisions- Annual Non-Equity Incentives” for additional information with respect to these amounts. The amounts actually earned by each of the named executive officers pursuant to these awards for 2014 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The President and Chief Executive Officer’s potential bonus has no Bonus Target Percentage as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary in the event of significant achievements above the company-wide goals and objectives established for the year. In accordance with SEC rules, because a target amount for Mr. Kneen is not determinable, we are reporting in this column a representative amount based on 2014 performance equal to the amounts actually earned by Mr. Kneen for 2014. The threshold, target and maximum amounts enumerated above for each of the other named executive officers reflect the value of the potential payment each such executive would receive if the threshold, target and maximum level of performance was achieved with respect to the RONCE bonus component, respectively, and, in each case, if maximum performance was achieved for the safety and personal goal components.

(3)

Our restricted stock awards were issued under our 2010 Equity Incentive Plan and vesting is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements. Restrictions on the restricted stock awarded lapse over three years, one-third per year.

(4)

Our stock options become exercisable over three years, one-third per year, and have a seven year term. The number of options awarded was determined using the Black-Scholes value as of March 24, 2014, or $13.33, and the exercise price set using the stock price of our common stock as of the end of trading on March 24, 2014, or $44.19.

(5)	This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE
AND GRANTS OF PLAN-BASED AWARDS TABLE

Agreements Related to Employment

We currently have employment agreements with Messrs. Kneen, Mitchell and Safier. Each agreement entitles the employee to be employed in a specified position with us and to receive a minimum annual base salary. The current term of the agreement for Mr. Kneen expires on December 31, 2015, for Mr. Mitchell expires on December 31, 2015 and for Mr. Safier expires on March 15, 2016, in each case, subject to automatic renewal for additional terms of one year unless 120 days’ notice is given by us or the executive officer prior to termination of the then-current term or the employment agreement otherwise terminates according to its terms. The employment agreements each provide that the executive officer will be eligible to participate in our Incentive Compensation Plan and our incentive, savings, retirement and other benefit plans applicable to our executives generally, and for the perquisites described above. The purpose of the employment agreements is to provide the executive officers with compensation and benefits arrangements that are competitive with those of other companies.

Our agreements with Messrs. Kneen, Mitchell and Safier further provide for certain severance payments and other termination benefits to the executive officers, including in connection with a change of control. Those payments and benefits are described in “Potential Payments upon Termination or Change of Control” beginning on page 35 of this Proxy Statement.

In addition, we have indemnification agreements with certain of our executive officers and our independent directors, which provide for indemnification rights in addition to those provided under our governing documents.

Restricted Stock and Stock Option Awards

The material terms of the 2014 Grants of restricted stock and stock options granted to our named executive officers on March 24, 2014 with respect to the 2013 performance year, including the vesting schedule applicable to the awards and eligibility for dividends, are described above under “Compensation Discussion and Analysis—Compensation Program Components—Long-Term Equity Incentive Awards” and “—2014 Executive Compensation Decisions—Long-Term Equity Incentive Awards.” In accordance with SEC rules, the 2014 Grants are reported as 2014 compensation in the Summary Compensation Table and are included in the Grants of Plan-Based Awards table in this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options and shares of restricted stock that have not vested for each named executive officer as of December 31, 2014:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option	Option	Number of Shares or Units		Market Value of Shares or Units of Stock that
Name	Exercisable	Unexercisable		Exercise Price	Expiration Date	of Stock that have Not Vested		have Not Vested(8)
Quintin V. Kneen	-	16,186	(1)	$44.19	3/24/2021
	10,100	20,201	(2)	$45.68	6/4/2020
	4,928	9,855	(3)	$38.93	3/24/2020
						14,516	(4)	$354,481
						8,079	(5)	197,281
						4,322	(6)	105,535
James M. Mitchell	-	7,083	(1)	$44.19	3/24/2021
	-					6,352	(4)	155,116
						16,000	(7)	390,720
David B. Rosenwasser	-	13,125	(1)	$44.19	3/24/2021
	4,617	9,233	(3)	$38.93	3/24/2020
						11,770	(4)	287,423
						7,568	(5)	184,811
						1,696	(6)	41,416
Richard M. Safier	2,191	4,381	(3)	$38.93	3/24/2020
						6,441	(4)	157,289
						3,592	(5)	87,717
						2,778	(6)	67,839
Samuel R. Rubio	1,905	3,809	(3)	$38.93	3/24/2020
						5,600	(4)	136,752
						3,122	(5)	76,239
						1,670	(6)	40,790

(1)

These stock option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of the grant date, which was March 24, 2014, subject to continued employment by the executive officer. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(2)

This stock option award was granted to Mr. Kneen in connection with his appointment as our President and Chief Executive Officer. The stock options vest and become exercisable ratably in three equal annual installments on the first three anniversaries of the grant date, which was June 4, 2013, subject to continued employment by Mr. Kneen. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(3)

These stock option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of the grant date, which was March 24, 2013, subject to continued employment by the executive officer. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(4)

These restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of the grant date, which was March 24, 2014, subject to continued employment by the executive officer. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(5)

These restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of the grant date, which was March 24, 2013, subject to continued employment by the executive officer. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(6)

These restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of the grant date, which was March 24, 2012, subject to continued employment by the executive officer. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change of Control.”

(7)

The restricted stock award granted to Mr. Mitchell on May 30, 2013 in connection with his appointment as our Executive Vice President and Chief Financial Officer will become 100% vested on May 30, 2016, subject to his continued employment with us. The accelerated vesting provisions applicable to this award are described below under “—Potential Payments upon Termination or Change of Control.”

(8)

The market value of unvested restricted stock reported in this column is calculated by multiplying $24.42, the closing market price of our stock on December 31, 2014, by the number of unvested restricted shares as of December 31, 2014 for each restricted stock grant listed above.

2014 OPTION EXERCISES AND STOCK VESTED

The table below provides information regarding the vesting of restricted stock and the value realized by such vesting by our named executive officers during 2014. No named executive officers exercised any stock options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Quintin V. Kneen	13,867	$612,783
James M. Mitchell	-	-
David B. Rosenwasser	8,232	363,772
Richard M. Safier	8,575	380,369
Samuel R. Rubio	5,218	230,583

(1)  Value realized represents the closing price of our common stock on the date of vesting (or on the trading day immediately preceding the vesting date if the vesting date is not a trading day), multiplied by the number of restricted shares vesting on the vesting date.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans, all of which have been approved by our stockholders, as of December 31, 2014:

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)(2)

377,542(1)	$41.75	1,246,893

(1)	Includes 237,249 shares in which contributions made under the EDC Plan are deemed invested (there is no weighted average exercise price with regard to the EDC Plan shares).

(2)

Represents the number of shares available for future issuance under our equity compensation plans and is comprised of 78,582 shares remaining available under the 2011 Non-Employee Director Share Incentive Plan and 982,548 shares remaining available under the 2014 Equity Incentive Plan. Also includes 185,763 shares remaining available for issuance under our 2011 Employee Stock Purchase Plan.

NONQUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

We sponsor the EDC Plan whereby participants may elect to contribute a portion of their cash compensation, which is matched by us up to a certain point, and in which we may elect to make additional discretionary contributions. Contributions are generally not taxable to the participant until distributed, which generally occurs after retirement or resignation. Participants in the EDC Plan are generally our directors and senior management, including all persons described in this Proxy Statement.

Although discretionary, we have elected every year since inception of the EDC Plan to contribute 7.5% of a participant’s total cash compensation to the EDC Plan. In addition, contributions by the participants are matched dollar-for-dollar up to 7.5% of the participant’s total cash compensation.

Employee participants may elect to contribute up to 50% of their base salary and between 10% and 100% of their annual non-equity incentive awards. The first 7.5% of compensation contributed by participants must be invested in our common stock, and all matching and discretionary contributions by us are made in our common stock. Contributions by participants in excess of 7.5% of their cash compensation can be allocated into either our common stock or an account in which we provide a return equivalent to the prime rate (as reported by the Federal Reserve) plus 2%. For 2014, total stockholder return on our common stock was a decline of 46.5% and the applicable interest rate provided under the EDC Plan was 5.25%.

Participants are always fully vested in their contributions to the EDC Plan and vest in contributions made by us pro rata over five years. Vesting in contributions made by us is accelerated upon a participant’s attainment of normal retirement age, incurrence of a disability, death or the occurrence of a change of control event. The EDC Plan’s assets are available to satisfy the claims of all our general creditors in the event of our bankruptcy or insolvency.

In accordance with established procedures, a participant may elect to have his account balance in the EDC Plan distributed upon the earliest to occur of (i) his separation from service, (ii) a specified date, (iii) his disability, (iv) his death, or (v) the occurrence of a change of control event. The payment of all or a portion of a participant’s account may be accelerated in certain circumstances as permitted under Section 409A of the Internal Revenue Code. Benefits will be distributed in shares of our common stock (to the extent invested in common stock) or in cash (to the extent not invested in common stock).

Information regarding contributions, earnings and account balances of the named executive officers under the EDC Plan during 2014 is provided below:

Name	Aggregate Balance at December 31, 2013	Executive Contributions in 2014 (1)	Our Contributions in 2014 (2)	Aggregate Earnings in 2014(3)	Aggregate Balance at December 31, 2014(4)
Quintin V. Kneen	$980,876	$78,236	$139,855	$(537,774)	$661,193
James M. Mitchell	41,795	47,166	72,516	(63,157)	98,320
David B. Rosenwasser	1,179,398	56,950	100,425	(588,884)	747,889
Richard M. Safier	216,717	20,273	73,848	(135,351)	175,487
Samuel R. Rubio	656,338	17,626	58,446	(333,526)	398,884

(1)

These contributions represent deferrals under the EDC Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2014 set forth above.

(2)

These contributions represent matching and discretionary contributions made by us under the EDC Plan on behalf of the named executive officers and are included in the “All Other Compensation” column of the Summary Compensation Table for 2014 set forth above.

(3)

These aggregate earnings, which include interest, are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table only to the extent that the rate of return is considered above-market or preferential because it exceeds a market rate specified by SEC rules, as described in footnote 4 to the Summary Compensation Table.

(4)

Amounts reflected in this column for each named executive officer who participates in the EDC Plan were reported as compensation to the executive officers in the Summary Compensation Table for years prior to 2014 in the following aggregate amounts: (i) Mr. Kneen - $675,068, (ii) Mr. Mitchell - $42,500, (iii) Mr. Rosenwasser - $211,603, (iv) Mr. Safier - $144,685, and (v) Mr. Rubio - $367,890.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following describes the amounts potentially payable to our named executive officers upon termination of employment under certain circumstances or if we undergo a change of control. Unless otherwise specified, the amounts set forth in this section are estimates that are based on a number of assumptions. Actual amounts payable to our named executive officers could be materially different. The following discussion is based on each named executive officer’s agreements with us, salary level and restricted stock and stock option holdings, in each case, as of December 31, 2014, and assumes the termination or change of control occurred on December 31, 2014. In addition, it assumes a price per share of our common stock of $24.42, which was the closing price per share on December 31, 2014, as reported on the NYSE.

Restricted Stock and Stock Option Awards

Pursuant to the terms of the applicable award agreements, unvested restricted stock and stock option awards become fully vested if an executive officer’s employment terminates due to retirement on or after age 65, total and permanent disability, or death or in the event the executive officer’s employment is involuntarily terminated other than for cause within 12 months following a change of control. For these purposes, (a) termination for cause means a termination of employment by us following the executive officer’s (i) breach in any material respect of any agreement with us, (ii) failure in any material respect to comply with our written policies or rules, or (iii) failure to perform assigned duties after receiving written notification of such failure from us; and (b) a change of control is generally defined in the same manner as in Mr. Kneen’s employment agreement described below. None of the named executive officers is currently eligible to terminate employment due to retirement for purposes of these awards.

Employment Agreement with Quintin V. Kneen

Under Mr. Kneen’s employment agreement, he is entitled to receive termination benefits in the event his employment terminates under certain specified conditions.

The terms “cause,” “good reason,” “retirement” and “change of control” are defined in Mr. Kneen’s employment agreement and have the meanings generally described below. You should refer to the agreement for the actual definitions.

“Cause” is defined as: (i) the willful and continued failure by the executive to substantially perform his duties; (ii) the executive being convicted of or entering a plea of nolo contendere to the charge of a felony; (iii) the commission by the executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the executive at our expense; or (iv) an unauthorized absence from employment.

“Good reason” is defined as: (i) the assignment to the executive of duties inconsistent with his position or, in connection with or within one year following a change of control, the assignment of substantially diminished duties and responsibilities or a material change in reporting responsibilities; (ii) relocation of more than 75 miles from his present business address; (iii) material breach by us of his employment agreement; or (iv) in connection with or within one year following a change of control, the giving of notice to the executive that the term of the employment agreement will not be extended.

“Retirement” is defined as the executive’s voluntary termination on or after his attainment of age 62, following which he does not become employed by any entity engaged in the same or similar line of business.

“Change of control” generally means that: (i) the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were elected by at least 50% of the directors serving as of that date; (ii) there has been a merger or other business combination or a sale of all or substantially all of our assets, in each case, in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of our pre-merger voting power; (iii) at least 20% of our common stock has been acquired by one person or persons acting as a group; or (iv) we are liquidated.

If Mr. Kneen is terminated due to his retirement, then, until he becomes eligible for Medicare, we will continue to provide him and his family medical benefits at least equal to those he would have been provided if his employment had not terminated. Mr. Kneen is not currently eligible to terminate employment due to retirement under his employment agreement.

If Mr. Kneen’s employment is terminated by him for “good reason” or is terminated without “cause” by us, either during the term of his agreement or during a “change of control” period, defined as the period beginning on the six month anniversary of a change of control and ending on the twelve month anniversary of a change of control, he will be entitled to receive: (i) a pro-rata bonus equal to the annual non-equity incentive award paid for the prior year multiplied by a fraction, the numerator of which is the number of days during the calendar year until the date of termination, and the denominator of which is 365, (ii) an amount equal to two times the sum of his annual base salary as then in effect and the annual non-equity incentive award paid for the prior year, (iii) full accelerated vesting of all outstanding stock options and restricted stock not then vested or exercisable, (iv) continued medical and other welfare benefit plan coverage through the end of the term of the employment agreement, (v) an amount equal to the undiscounted value of employer contributions to the 401(k) plan and the EDC Plan that would have been made on Mr. Kneen’s behalf during the two year period following the termination date, and (vi) reimbursement for up to six months for reasonable expenses related to outplacement services. These payments are subject to Mr. Kneen’s execution and delivery of a comprehensive release of claims agreement in favor of the Company. Mr. Kneen will also receive his annual base salary through the date of termination, any compensation he is owed pursuant to the terms and conditions of our retirement and other benefit plans, and any accrued vacation pay.

If any payment or distribution to Mr. Kneen would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, or any interest or penalties are incurred by him for the excise tax imposed on golden parachute payments made in connection with a change of control, then he is entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment of all taxes (including any interest or penalties imposed), including any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed upon the Gross-Up Payment, he retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments.

Mr. Kneen is subject to certain confidentiality and non-solicitation restrictions under the employment agreement. The confidentiality requirements are perpetual while the non-solicitation restrictions apply for one year following termination of employment.

Employment and Change of Control Agreements with James M. Mitchell and Richard M. Safier

Under the employment agreements with Mr. Mitchell and Mr. Safier, these executive officers are entitled to receive termination benefits in the event employment terminates under certain specified conditions.

If the executive officer’s employment is terminated by him for “good reason” or is terminated without “cause” by us, he will be entitled to receive: (i) a pro-rata bonus equal to the annual non-equity incentive award paid for the prior year multiplied by a fraction, the numerator of which is the number of days during the calendar year until the date of termination, and the denominator of which is 365, (ii) an amount equal to two times his annual base salary as then in effect, (iii) full accelerated vesting of all outstanding stock options and restricted stock not then vested or exercisable, (iv) an amount equal to the undiscounted value of employer contributions to the 401(k) plan and the EDC Plan that would have been made on the executive officer’s behalf during the two year period (one year period for Mr. Mitchell) following the termination date, (v) reimbursement for up to six months for reasonable expenses related to outplacement services (not to exceed $20,000 in the case of Mr. Mitchell), and (vi) for Mr. Mitchell only, an amount equal to 12 times the monthly COBRA premium amount for group medical continuation coverage for him and his eligible dependents. These payments are also due to Mr. Mitchell if his employment is terminated due to his disability and, in each case, are subject to the executive officer’s execution and delivery of a comprehensive release of claims agreement in favor of the Company. The executive officer will also receive his annual base salary through the date of termination, any compensation he is owed pursuant to the terms and conditions of our retirement and other benefit plans, and any accrued vacation pay.

The executive officers are subject to certain confidentiality, noncompetition and non-solicitation restrictions under their respective employment agreements. The confidentiality requirements are perpetual while the (non-competition for Messrs. Mitchell and Safier) and non-solicitation restrictions apply for one year following termination of employment (two years, in the case of Mr. Safier).

The terms “cause” and “good reason” for purposes of the employment agreements with Mr. Mitchell and Mr. Safier generally have the same meanings as described above for Mr. Kneen’s employment agreement, except that, for Mr. Mitchell, “good reason” means only a material breach of the employment agreement by us.

Mr. Mitchell and Mr. Safier each also have a change of control agreement with us that provides certain payments and benefits if employment is terminated without “cause” or for “good reason” within one year following “change of control.” Consistent with Board policy, neither Mr. Mitchell’s nor Mr. Safier’s change of control agreement includes any Gross-Up Payments related to potential golden parachute payments in connection with a change of control.

The terms “cause,” “good reason,” and “change of control” are defined in the change of control agreements and have the meanings generally described below. You should refer to the change of control agreements for the actual definitions.

“Good reason” is defined as: (i) a substantial diminution of duties or responsibilities as compared to the duties and responsibilities immediately prior to a change of control or a material change in reporting responsibilities, titles or offices as in effect immediately prior to a change of control; (ii) a reduction of annual base salary and compensation, except for across-the-board reductions; (iii) relocation of more than 50 miles from his present business address immediately prior to a change of control; or (iv) failure by us to continue compensation plans or benefits substantially similar to those immediately prior to a change of control.

“Cause” is defined as: (i) the willful and continued failure by the executive to perform his duties; or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to us.

“Change of control” has the same definition as in Mr. Kneen’s employment agreement.

If either Mr. Mitchell’s or Mr. Safier’s employment terminates as described above under the change of control agreements, he will be entitled to receive: (i) a pro-rata bonus equal to the annual non-equity incentive award paid for the prior year multiplied by a fraction, the numerator of which is the number of days during the calendar year until the date of termination, and the denominator of which is 365, (ii) an amount equal to two times his annual base salary (as in effect immediately prior to the change of control, the first occurrence of a “good reason” event or his termination of employment, whichever is greatest), (iii) full accelerated vesting of all outstanding stock options and restricted stock not then vested or exercisable, (iv) an amount equal to the undiscounted value of employer contributions to the 401(k) plan and the EDC Plan that would have been made on the executive officer’s behalf during the two year period following the termination date, (v) reimbursement for up to six months for reasonable expenses related to outplacement services, and (vi) an amount equal to 12 times the monthly COBRA premium amount for group medical continuation coverage for the executive officer and his eligible dependents. The executive officer will also receive his annual base salary through the date of termination, any compensation he is owed pursuant to the terms and conditions of our retirement and other benefit plans, and any accrued vacation pay.

Severance Benefits Policy

Messrs. Rosenwasser and Rubio do not have employment agreements or change of control agreements with us. Instead, their rights to payments and benefits upon a termination or change of control are governed by our Severance Benefits Policy applicable to all our employees generally. An employee is eligible for severance benefits under the policy if he is terminated due to a reduction in our work force, elimination of the job or position, an insufficient aptitude for continued employment not attributable to any willful cause, or a sale, merger or change of control of the company. The amount of severance pay received is based on the employee’s years of continuous service. When an employee is laid off due to a reduction in work force, the employee will receive (i) two weeks of pay in lieu of notice if advance notification is not possible, and (ii) two weeks of pay per year of service, subject to a minimum of four weeks and a maximum of 26 weeks or two times the employee’s annual compensation for the prior year (if less). If an employee is terminated within nine months following a change of control for any reason other than resignation or for cause, the employee will receive (i) four weeks of pay in lieu of notice if advance notification is not possible, and (ii) three weeks of pay per year of service, subject to a stated minimum number of weeks based on employment category and a maximum of 52 weeks. Outplacement services are provided in the discretion of the company, medical and basic life insurance coverage will continue for 90 days following termination, and pay will be received for vacation earned but not taken. For purposes of the policy, “change of control” has the same meaning as in the employment agreements described above.

Quantification of Payments

Name	Termination by Executive for Good Reason	Termination without Cause(3)	Termination in Connection with a Change of Control(4)	Termination Due to Death or Disability(5)
Quintin V. Kneen
Cash Severance(1)	$2,197,101	$2,197,101	$2,197,101	$-
Other Benefits(2)	266,654	266,654	266,654	61,154
Restricted Stock	657,289	657,289	657,289	657,289
Total	3,121,044	3,121,044	3,121,044	718,443
James M. Mitchell
Cash Severance(1)	821,445	821,445	821,445	821,445
Other Benefits(2)	217,082	217,082	217,082	41,000
Restricted Stock	545,836	545,836	545,836	545,836
Total	1,584,363	1,584,363	1,584,363	1,408,281
David B. Rosenwasser
Cash Severance(1)	-	215,385	353,846	-
Restricted Stock	-	-	513,650	513,650
Total	-	215,385	867,496	513,650
Richard M. Safier
Cash Severance(1)	762,640	762,640	762,640	-
Other Benefits(2)	127,390	127,390	127,390	35,091
Restricted Stock	312,014	312,014	312,014	312,014
Total	1,202,044	1,202,044	1,202,044	347,105
Samuel R. Rubio
Cash Severance(1)	-	99,432	153,667	-
Restricted Stock	-	-	253,797	253,797
Total	-	99,432	407,464	253,797

(1)	“Cash Severance” amounts include amounts of base salary or bonus received in connection with a termination event, including any pro-rata bonus amounts received.

(2)

“Other Benefits” include, as applicable to the stated circumstances and specified in the narratives above with respect to each named executive officer, (a) continued medical coverage (based on assumptions used for financial reporting purposes under GAAP) or cash payments equal to certain COBRA premiums, (b) reimbursement for outplacement services, (c) accrued vacation amounts, (d) the undiscounted value of employer contributions to the 401(k) plan and the EDC Plan that would have been made on the executive officer’s behalf, and (e) the value of accelerated vesting under the EDC Plan.

(3)

Assumes Mr. Rosenwasser would receive (a) 28 weeks base salary, including two weeks base salary in lieu of notice, (b) continued medical and basic life insurance coverage for 90 days following termination (based on assumptions used for financial reporting purposes under GAAP), and (c) that outplacement benefits would not be provided. Assumes Mr. Rubio would receive (a) 22 weeks base salary, including two weeks base salary in lieu of notice, (b) continued medical and basic life insurance coverage for 90 days following termination (based on assumptions used for financial reporting purposes under GAAP), and (c) that outplacement benefits would not be provided.

(4)

Assumes Mr. Rosenwasser would receive (a) 46 weeks base salary, including four weeks base salary in lieu of notice, (b) continued medical and basic life insurance coverage for 90 days following termination (based on assumptions used for financial reporting purposes under GAAP), and (c) that outplacement benefits would not be provided. Assumes Mr. Rubio would receive (a) 34 weeks base salary, including four weeks base salary in lieu of notice, (b) continued medical and basic life insurance coverage for 90 days following termination (based on assumptions used for financial reporting purposes under GAAP), and (c) that outplacement benefits would not be provided. In addition, reflects accelerated vesting of the accounts under the EDC Plan upon the occurrence of a change of control.

(5)

For each named executive officer, reflects accelerated vesting of accounts under the EDC Plan due to death or disability. In addition, for Mr. Mitchell only, reflects the same payments and benefits reported in the “Termination without Cause” column as provided in Mr. Mitchell’s employment agreement. These payments and benefits are only provided to Mr. Mitchell in the event of his termination due to disability and would not be provided upon his death.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION,

COMMONLY REFERRED TO AS A “SAY ON PAY” PROPOSAL

Pursuant to Section 14A of the Exchange Act, our Board is submitting a proposal to our stockholders for an advisory, non-binding vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver efforts that lead to returning value to our stockholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with our performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long-term success. Currently, our stockholders are given the opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2016 Annual Meeting.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 15 and the tabular and other disclosures on compensation under the discussion of our executive compensation program beginning on page 16, which describe how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices effectively implement our guiding principles. As a result, the Board recommends that the stockholders approve the following advisory resolution to approve executive compensation at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. While the vote does not bind the Company, the Board or the Compensation Committee to any particular action, we value the input of our stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Required Vote for Approval of “Say on Pay”

Assuming the existence of a quorum, non-binding approval of the compensation paid to our named executive officers by stockholders requires the affirmative vote of a majority of the shares of common stock entitled to vote on the proposal. Abstentions will be treated as a vote against this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

We have reviewed and discussed the audited financial statements of GulfMark Offshore, Inc., for the year ended December 31, 2014 with management and have discussed with KPMG LLP, our independent public accountants for the year ended December 31, 2014, the matters required to be discussed by the statement on Auditing Standard No. 114, The Auditors Communication with Those Charged with Governance, as amended or supplemented with respect to those statements, and the requirements of the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements.

We also reviewed and discussed such other matters as we deemed appropriate, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission.

Based on the foregoing review and discussion, and relying on the representation of management and the independent registered public accounting firm’s report, we recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

Brian R. Ford, Chairman of Audit Committee

Peter I. Bijur, Audit Committee Member

Sheldon S. Gordon, Audit Committee Member

Steven W. Kohlhagen, Audit Committee Member

Rex C. Ross, Audit Committee Member

PROPOSAL 3

RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has served as our principal independent registered public accounting firm since the year ended December 31, 2011.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Independent Public Accountant Fees and Services

Audit fees billed for the last two years for professional services rendered by KPMG LLP in 2014 and in 2013, are set forth on the table below:

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,271,984	$970,229
Audit-Related Fees(2)	120,562	25,000
Tax Fees(3)	154,269	-
Other(4)	89,921	49,830
Total	$1,636,736	$1,045,059

(1)

Relates to services rendered in connection with auditing our annual consolidated financial statements and our internal controls over financial reporting for each applicable year and reviewing our quarterly financial statements. Also, includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries and expenses.

(2)	Relates to audit support services including foreign entity equity transactions, dividends and marine certifications and the 401(k) plan audit.

(3)	Relates to tax compliance services including preparation of federal and state tax returns and certain foreign entity tax returns.

(4)	Relates to statutory reporting and organizational matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and tax services provided by our independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Required Vote for Ratification of Our Independent Public Accountants

Ratification of KPMG LLP as our registered independent public accounting firm will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Broker non-votes will be counted as a “for” vote for this proposal. Abstentions will have the same effect as an “against” vote for this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received, or written representations from certain reporting persons that no Form 5 reports were required for those persons, we believe that all filing requirements applicable to our officers and directors and greater than 10% owners were complied with in 2014.

PROPOSALS BY STOCKHOLDERS AND STOCKHOLDER COMMUNICATIONS

We anticipate that our 2016 Annual Meeting will be held in the first week of June 2016. Any stockholder wishing to present a proposal for consideration at the 2016 Annual Meeting must submit it so that notice will be received by us no earlier than close of business on February 2, 2016, and no later than the close of business on March 5, 2016. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in our Proxy Statement and form of Proxy related to the 2016 Annual Meeting and should be sent to our Secretary at our principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in our Proxy Statement and form of Proxy is given to us after March 5, 2016, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at the 2016 Annual Meeting. In no event will the public announcement of an adjournment or postponement of the Annual Meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For more information regarding stockholder proposal deadlines, please see Section 1.13(a)(2) of our Bylaws.

Except as described below, the Board does not have a formal process for stockholders or interested parties to send communications to the Board or non-management directors as a group. Due to the infrequency of stockholder or interested party communications to the Board, the Board does not believe that a formal process is necessary. The Board will review periodically whether a more formal policy should be adopted. Written communications to the Board may be sent to our executive offices at GulfMark Offshore, Inc., 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, and we will promptly circulate such communications to all members of the Board (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board. Director nominations and other matters a stockholder proposes for consideration at the Annual Meeting must be timely submitted, comply with the requirements set forth in our Bylaws, and be sent to the Corporate Secretary’s attention at our executive office address set forth above.

The Board has established several methods of communicating concerns to our Board. Concerns regarding financial statements, accounting practices, or internal controls should be addressed to the Chairman of the Audit Committee, in care of the Corporate Secretary, GulfMark Offshore, Inc., 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024 Attn: Corporate Secretary. Concerns regarding governance practices, ethics and code of conduct should be addressed to the Chairman of the Governance and Nominating Committee, in care of the Corporate Secretary, GulfMark Offshore, Inc., 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024. The interested party may alternatively anonymously submit such communications through the Global Compliance Online Reporting System. The Global Compliance Online Reporting System may be accessed on the internet at gulfmark.alertline.com. The interested party should click on “Report a Concern” and complete the rest of the form as appropriate. The communication process is also further detailed on our website, www.gulfmark.com along with other of our corporate governance guidelines, and is available in print to any stockholder who requests it.

OTHER BUSINESS

Neither the Board nor we know of any other business that will be brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as, in their discretion, they may deem advisable.

By order of the Board of Directors

/s/ Richard M. Safier
Richard M. Safier
Sr. Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 24, 2015

GULFMARK OFFSHORE, INC.
ATTN: MICHAEL NEWMAN
842 WEST SAM HOUSTON PKWY NORTH
SUITE 400
HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Peter I. Bijur
02 David J. Butters
03 Brian R. Ford
04 Sheldon S. Gordon
05 Quintin V. Kneen
06 Steven W. Kohlhagen
07 Rex C. Ross
08 Charles K. Valutas

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000246510_1 R1.0.0.51160

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

June 5, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com .

GULFMARK OFFSHORE, INC.
Annual Meeting of Stockholders
June 5, 2015 8:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of GulfMark Offshore, Inc, ("GulfMark") hereby appoints James M. Mitchell and Richard M. Safier, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Class A Common Stock of GulfMark that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of GulfMark to be held in the Tribeca Conference Room, The Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, New York 10019, on Friday, June 5, 2015 at 8:00 A.M., eastern daylight time, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 24, 2015.

Continued and to be signed on reverse side

0000246510_2 R1.0.0.51160

# *** Exercise Your *Right* to Vote ***

## Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 05, 2015

**GULFMARK OFFSHORE, INC.**

GULFMARK OFFSHORE, INC.
ATTN: MICHAEL NEWMAN
842 WEST SAM HOUSTON PKWY NORTH
SUITE 400
HOUSTON, TX 77024

0000246509_1 R1.0.0.51160

### Meeting Information

**Meeting Type:** Annual Meeting
**For holders as of:** April 10, 2015
**Date:** June 05, 2015 **Time:** 8:00 AM EDT
**Location:** The Peninsula Hotel
Tribeca Conference Room
700 Fifth Avenue at 55th St.
New York, NY 10019

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

**See the reverse side of this notice to obtain proxy materials and voting instructions.**

## — Before You Vote —

How to Access the Proxy Materials

**Proxy Materials Available to VIEW or RECEIVE:**

1. Notice & Proxy Statement    2. Annual Report on Form 10K

**How to View Online:**

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

**How to Request and Receive a PAPER or E-MAIL Copy:**

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 24, 2015 to facilitate timely delivery.

## — How To Vote —

Please Choose One of the Following Voting Methods

**Vote In Person:** Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

**Vote By Internet:** To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

**Vote By Mail:** You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000246509_2 R1.0.0.51160

## Voting items

**The Board of Directors recommends you vote FOR the following:**

**1.** Election of Directors

**Nominees**

| | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| 01 | Peter I. Bijur | 02 | David J. Butters | 03 | Brian R. Ford | 04 | Sheldon S. Gordon | 05 | Quintin V. Kneen |
| 06 | Steven W. Kohlhagen | 07 | Rex C. Ross | 08 | Charles K. Valutas | | | | |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

0000246509_3 R1.0.0.51160